UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Starbucks Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Seattle, Washington
January 22, 2009

Dear Shareholders:

You are cordially invited to attend the Starbucks Corporation 2009 Annual Meeting of Shareholders on March 18, 2009, at 10 a.m. (Pacific Time). The meeting will be held at Marion Oliver McCaw Hall at the Seattle Center, located on Mercer Street, between Third and Fourth Avenues, in Seattle, Washington. Directions to McCaw Hall and transportation information appear on the back cover of the notice of annual meeting and proxy statement.

Under the Securities and Exchange Commission (the “SEC”) rules that allow companies to furnish proxy materials to shareholders over the Internet, Starbucks has elected to deliver our proxy materials to the majority of our shareholders over the Internet. The new delivery process will allow us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On January 22, 2009, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Fiscal 2008 Proxy Statement and 2008 Annual Report to Shareholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. The Notice will serve as an admission ticket for one shareholder to attend the 2009 Annual Meeting of Shareholders. On January 22, 2009, we also first mailed this proxy statement and the enclosed proxy card to certain shareholders. If you received a paper copy of the proxy materials in the mail, the proxy statement includes an admission ticket for one shareholder to attend the Annual Meeting of Shareholders. Each attendee must present the Notice, an admission ticket or other proper form of documentation (as described in the section “Annual Meeting Information” in the proxy statement) to be admitted.

The matters to be acted upon are described in the notice of annual meeting and proxy statement. At the Annual Meeting of Shareholders, we will also report on our Company’s operations and respond to questions from shareholders.

As always, we anticipate a large number of attendees at the Annual Meeting of Shareholders. This year, seating will be limited to McCaw Hall only, and we cannot guarantee seating for all shareholders. Shareholders may also log onto a live webcast of the meeting; please see details on our Investor Relations web site at http://investor.starbucks.com. Doors will open at 8 a.m. (Pacific Time) the day of the event.

YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Very truly yours,

Howard Schultz
chairman, president and chief executive officer

STARBUCKS CORPORATION
2401 Utah Avenue South
Seattle, Washington 98134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Starbucks Corporation will be held at Marion Oliver McCaw Hall at the Seattle Center, located on Mercer Street, between Third and Fourth Avenues, in Seattle, Washington, on March 18, 2009, at 10 a.m. (Pacific Time) for the following purposes:

1.	To elect eleven directors nominated by the board of directors to serve until the 2010 Annual Meeting of Shareholders;

2.	To approve amendments to existing equity plans to allow for a one-time stock option exchange program for employees other than directors and executive officers;

3.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 27, 2009; and

4.	To transact such other business as may properly come before the Annual Meeting of Shareholders.

Our board of directors recommends a vote for Items 1, 2 and 3. Only shareholders of record at the close of business on January 9, 2009 will be entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on March 18, 2009. Our proxy statement is attached. Financial and other information concerning Starbucks is contained in our Annual Report to Shareholders for the fiscal year ended September 28, 2008. This proxy statement and our fiscal 2008 Annual Report to Shareholders are available on our web site at http://investor.starbucks.com. Additionally, and in accordance with SEC rules, you may access our proxy materials at http://bnymellon.mobular.net/bnymellon/sbux, which does not have “cookies” that identify visitors to the site.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy in order to ensure the presence of a quorum.

Registered holders may vote:

1. By Internet: go to http://www.proxyvoting.com/sbux;

2. By toll-free telephone: call 1-866-540-5760; or

3.	By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to its exercise at the Annual Meeting of Shareholders.

Beneficial Shareholders.  If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

By order of the board of directors,

Paula E. Boggs
secretary

Seattle, Washington
January 22, 2009

Page

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS	1
PROPOSAL 1 — ELECTION OF DIRECTORS	2
Nominees	3
CORPORATE GOVERNANCE	4
Board Committees and Related Matters	4
Affirmative Determinations Regarding Director Independence and Other Matters	5
Audit Committee	5
Audit and Compliance Committee Report	6
Compensation Committee	7
Nominating Committee	9
Presiding Director; Executive Sessions of Independent Directors	10
Succession Planning	10
Attendance at Board and Committee Meetings, Annual Meeting	10
Our Director Nominations Process	10
Corporate Governance Materials Available on the Starbucks Web Site	13
Political Contributions	13
Contacting the Board of Directors	13
Compensation of Directors	14
BENEFICIAL OWNERSHIP OF COMMON STOCK	17
EXECUTIVE COMPENSATION	20
Compensation Discussion and Analysis	20
Compensation Committee Report	39
Summary Compensation Table	40
Fiscal 2008 Grants of Plan-Based Awards	42
Outstanding Equity Awards at Fiscal 2008 Year-End	44
2008 Fiscal Year-End Option Values	45
Fiscal 2008 Option Exercises	46
Management Deferred Compensation Plan	46
Fiscal 2008 Nonqualified Deferred Compensation	48
Potential Payments upon Termination or Change in Control	48
Certain Relationships and Related Transactions	51
Equity Compensation Plan Information	51
Section 16(a) Beneficial Ownership Reporting Compliance	52
PROPOSAL 2 — APPROVAL OF AMENDMENTS TO EXISTING EQUITY PLANS TO ALLOW FOR A ONE-TIME STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES OTHER THAN DIRECTORS AND EXECUTIVE OFFICERS	52
Introduction	52
Overview	53
Summary of Material Terms	54
Reasons for the Option Exchange Program	55
Alternatives Considered	55
Implementation of the Option Exchange Program	56
Description of the Option Exchange Program	56
Plan Benefits Relating to the Option Exchange Program	60
Effect on Shareholders	60
Text of Amendments to Existing Equity Plans	60
Summary of the 2005 Plan	60
Plan Benefits	63
Shareholder Approval	63
PROPOSAL 3 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	64
Independent Registered Public Accounting Firm Fees	64
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm	64
OTHER BUSINESS	65
PROPOSALS OF SHAREHOLDERS	65
SHAREHOLDERS SHARING THE SAME ADDRESS	66
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K	66
Ticketing and Transportation Information for the Starbucks Corporation Annual Meeting of Shareholders at Marion Oliver McCaw Hall	See outside back cover

STARBUCKS CORPORATION
2401 Utah Avenue South
Seattle, Washington 98134

PROXY STATEMENT
for the
ANNUAL MEETING OF SHAREHOLDERS

We are making this proxy statement available to you on or about January 22, 2009 in connection with the solicitation of proxies by our board of directors for the Starbucks Corporation 2009 Annual Meeting of Shareholders. At Starbucks and in this proxy statement, we refer to our employees as partners. Also in this proxy statement we sometimes refer to Starbucks as the “Company,” “we,” or “us,” and to the 2009 Annual Meeting of Shareholders as the “annual meeting.” When we refer to the Company’s fiscal year, we mean the annual period ending on the Sunday closest to September 30 of the stated year. This proxy statement covers our fiscal 2008, which was from October 1, 2007 through September 28, 2008 (“fiscal 2008”).

Internet Availability of Annual Meeting Materials

Under Securities and Exchange Commission (“SEC”) rules, Starbucks has elected to make our proxy materials available to the majority of our shareholders over the Internet rather than mailing paper copies of those materials to each shareholder. On January 22, 2009, we mailed to the majority of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) directing shareholders to a web site where they can access our fiscal 2008 proxy statement and 2008 Annual Report and view instructions on how to vote via the Internet or by phone. If you received the Notice only and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice to request that a paper copy be mailed.

Annual Meeting Information

The annual meeting will be held at 10 a.m. (Pacific Time) on March 18, 2009, at Marion Oliver McCaw Hall at the Seattle Center, located on Mercer Street, between Third and Fourth Avenues, in Seattle, Washington. Directions to McCaw Hall and a map are provided on the back cover of this proxy statement. For those shareholders receiving a Notice, the Notice will serve as an admission ticket for one shareholder to attend the annual meeting. For those shareholders receiving a paper copy of proxy materials in the mail, an admission ticket for one shareholder to attend the annual meeting is enclosed in the proxy materials.

Majority Vote Standard in Uncontested Director Elections

We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, nominees must receive more “for” than “against” votes to be elected. The term of any director who does not receive a majority of votes cast in an election held under the majority voting standard terminates on the earliest to occur of: (i) 90 days after the date election results are certified; (ii) the date the director resigns; or (iii) the date the board of directors fills the position. As provided in our bylaws, a “contested election” is one in which:

•	as of the last day for giving notice of a shareholder nominee, a shareholder has nominated a candidate for director according to the requirements of our bylaws; and

•	the board of directors considers that a shareholder candidacy has created a bona fide election contest.

Voting Information

Record Date.  The record date for the annual meeting is January 9, 2009. On the record date, there were 734,562,932 shares of our common stock outstanding and there were no outstanding shares of any other class of stock.

Voting Your Proxy.  Holders of shares of common stock are entitled to cast one vote per share on all matters. Proxies will be voted as instructed by the shareholder or shareholders granting the proxy. Unless contrary instructions are specified, if the proxy is completed and submitted (and not revoked) prior to the annual meeting, the shares of Starbucks common stock represented by the proxy will be voted: (1) FOR the election of each of the eleven director candidates nominated by the board of directors; (2) FOR the approval of amendments to existing equity plans to allow for a one-time stock option exchange program for employees other than directors and executive officers; (3) FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 27, 2009 (“fiscal 2009”); and (4) in accordance with the best judgment of the named proxies on any other matters properly brought before the annual meeting.

Revoking Your Proxy.  A shareholder who delivers an executed proxy pursuant to this solicitation may revoke it at any time before it is exercised by (i) executing and delivering a later-dated proxy card to our corporate secretary prior to the annual meeting; (ii) delivering written notice of revocation of the proxy to our corporate secretary prior to the annual meeting; or (iii) attending and voting in person at the annual meeting. Attendance at the annual meeting, in and of itself, will not constitute a revocation of a proxy. If you voted by telephone or the Internet and wish to change your vote, you may call the toll-free number or go to the Internet site, as may be applicable in the case of your earlier vote, and follow the directions for changing your vote.

Vote Required.  The presence, in person or by proxy, of holders of a majority of the outstanding shares of Starbucks common stock is required to constitute a quorum for the transaction of business at the annual meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting. If a quorum is present, a nominee for election to a position on the board of directors will be elected as a director if the votes cast for the nominee exceed the votes cast against the nominee. The following will not be votes cast and will have no effect on the election of any director nominee or the other proposals: (i) broker non-votes; (ii) a share whose ballot is marked as abstain; (iii) a share otherwise present at the meeting but for which there is an abstention; and (iv) a share otherwise present at the annual meeting as to which a shareholder gives no authority or direction. If a quorum is present, approvals of all of the proposals, and all other matters that properly come before the meeting, require that the votes cast in favor of such actions exceed the votes cast against such actions. Proxies and ballots will be received and tabulated by BNY Mellon Shareowner Services, our transfer agent and the inspector of elections for the annual meeting.

Expenses of Solicitation.  We will bear the expense of preparing, printing and mailing this proxy statement and the proxies we solicit. Proxies will be solicited by mail, telephone, personal contact, and electronic means and may also be solicited by directors, officers and Starbucks partners in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration. We have retained The Altman Group, Inc. to act as a proxy solicitor in conjunction with the annual meeting. We have agreed to pay Altman $25,000, plus reasonable out-of-pocket expenses, for proxy solicitation services.

We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by the Internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

PROPOSAL 1 — ELECTION OF DIRECTORS

In accordance with our bylaws, our board of directors has set its size at eleven members; there are currently nine members. Under our bylaws, the number of directors may be changed at any time by a resolution of the board. The terms of each of the nine current directors expire upon the election and qualification of the directors to be elected at the 2009 annual meeting. The board has nominated each of the nine current directors for re-election at the annual meeting, to serve until the 2010 Annual Meeting of Shareholders and until their respective successors have been elected and qualified. In addition to the nine current directors, the board has nominated Kevin R. Johnson and Sheryl Sandberg as new directors for election at the annual meeting to serve until the 2010 Annual Meeting of Shareholders and until their respective successors have been elected and qualified.

Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of the nominees, as listed below, each of whom has consented to serve as a director if elected. If, at the time of the annual meeting, the nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the board, unless the board chooses to reduce its own size. The board has no reason to believe any of the nominees will be unable or will decline to serve if elected. Proxies cannot be voted for more than eleven persons since that is the total number of nominees.

Set forth below is certain information furnished to us by the director nominees. There are no family relationships among any of our directors or executive officers. None of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary or other affiliate of Starbucks.

Nominees

HOWARD SCHULTZ, 55, is the founder of Starbucks and serves as our chairman, president and chief executive officer. Mr. Schultz has served as chairman of the board since our inception in 1985, and in January 2008, he reassumed the role of president and chief executive officer. From June 2000 to February 2005, Mr. Schultz also held the title of chief global strategist. From November 1985 to June 2000, he served as chairman of the board and chief executive officer. From November 1985 to June 1994, Mr. Schultz also served as president. From January 1986 to July 1987, Mr. Schultz was the chairman of the board, chief executive officer and president of Il Giornale Coffee Company, a predecessor to the Company. From September 1982 to December 1985, Mr. Schultz was the director of retail operations and marketing for Starbucks Coffee Company, a predecessor to the Company.

BARBARA BASS, 57, has been a Starbucks director since January 1996. Since 1993, Ms. Bass has been the president of the Gerson Bakar Foundation. From 1989 to 1992, Ms. Bass was president and chief executive officer of the Emporium Weinstock Division of Carter Hawley Hale Stores, Inc. She also serves on the board of directors of DFS Group Limited, a retailer of luxury branded merchandise, and bebe stores, inc., a retailer of contemporary sportswear and accessories.

WILLIAM W. BRADLEY, 65, has been a Starbucks director since June 2003. Mr. Bradley is a managing director of Allen & Company LLC. From 2001 until 2004, he acted as chief outside advisor to McKinsey & Company’s non-profit practice. In 2000, Mr. Bradley was a candidate for the Democratic nomination for President of the United States. He served as a senior advisor and vice chairman of the International Council of JP Morgan & Co., Inc. from 1997 through 1999. During that time, Mr. Bradley also worked as an essayist for CBS Evening News, and as a visiting professor at Stanford University, Notre Dame University and the University of Maryland. Mr. Bradley served in the U.S. Senate from 1979 until 1997, representing the State of New Jersey. Prior to serving in the U.S. Senate, he was an Olympic gold medalist in 1964, and from 1967 through 1977 he played professional basketball for the New York Knicks, during which time they won two world championships. Mr. Bradley also serves on the boards of directors of Willis Group Holdings Limited and Seagate Technology.

MELLODY HOBSON, 39, has been a Starbucks director since February 2005. Ms. Hobson has served as the president and a director of Ariel Investments, LLC, a Chicago-based investment management firm, and as the chairman (since 2006) and a trustee (since 2000) of the mutual funds it manages. She previously served as senior vice president and director of marketing at Ariel Capital Management, Inc. from 1994 to 2000, and as vice president of marketing at Ariel Capital Management, Inc. from 1991 to 1994. Ms. Hobson works with a variety of civic and professional institutions, including serving as a director of the Chicago Public Library as well as its foundation and as a board member of the Field Museum and the Chicago Public Education Fund. In 2004, The Wall Street Journal named her as one of its “50 Women to Watch.” Ms. Hobson also serves on the boards of directors of DreamWorks Animation SKG, Inc. and The Estee Lauder Companies, Inc.

KEVIN R. JOHNSON, 48, has served as the Chief Executive Officer of Juniper Networks, Inc., a leading provider of high-performance networking products and services, since September 2008. Mr. Johnson also serves on the board of directors of Juniper Networks. Prior to joining Juniper Networks, Mr. Johnson served as President, Platforms and Services Division for Microsoft Corporation, a worldwide provider of software, services and solutions. Mr. Johnson was a member of Microsoft’s Senior Leadership Team and held a number of senior executive positions over the course of his 16 years at Microsoft. Prior to joining Microsoft in 1992, Mr. Johnson worked in IBM’s systems integration and consulting business.

OLDEN LEE, 67, has been a Starbucks director since June 2003. Mr. Lee worked with PepsiCo, Inc. for 28 years in a variety of positions, including serving as senior vice president of human resources of its Taco Bell division and senior vice president and chief personnel officer of its KFC division. Mr. Lee currently serves as principal of Lee Management Consulting, a management consulting firm he founded. Mr. Lee also serves on the board of directors of TLC Vision Corporation.

SHERYL SANDBERG, 39, has served as the Chief Operating Officer of Facebook, Inc., an online social utility company, since March 2008. From 2001 to March 2008, Ms. Sandberg was the Vice President of Global Online Sales and Operations for Google Inc., an Internet search engine company. Ms. Sandberg also is a former Chief of Staff of the United States Treasury Department and previously served as a management consultant with McKinsey & Company and as an economist with The World Bank. Ms. Sandberg serves on a number of nonprofit boards including The Brookings Institution, The AdCouncil, Women for Women International, and V-Day. In 2008, Ms. Sandberg was named as one of the “50 Most Powerful Women in Business” by Fortune and one of the “50 Women to Watch” by The Wall Street Journal.

JAMES G. SHENNAN, JR., 67, has been a Starbucks director since March 1990. Mr. Shennan served as a general partner of Trinity Ventures, a venture capital organization, from September 1989 to July 2005, when he became general partner emeritus. Prior to joining Trinity Ventures, he served as the chief executive of Addison Consultants, Inc., an international marketing services firm, and two of its predecessor companies. Mr. Shennan also serves on the board of directors of P.F. Chang’s China Bistro, Inc.

JAVIER G. TERUEL, 58, has been a Starbucks director since September 2005. Mr. Teruel served as vice chairman of Colgate-Palmolive Company, a consumer products company, from July 2004 to April 2007, when he retired. Prior to being appointed vice chairman, Mr. Teruel served as Colgate-Palmolive’s executive vice president responsible for Asia, Central Europe, Africa and Hill’s Pet Nutrition. After joining Colgate in Mexico in 1971, Mr. Teruel served as vice president of Body Care in Global Business Development in New York, and president and general manager of Colgate-Mexico. He also served as president of Colgate-Europe, and as chief growth officer responsible for the company’s growth functions. Mr. Teruel currently serves as a partner of Spectron Desarrollo, SC, an investment management and consulting firm. He also serves on the boards of directors of The Pepsi Bottling Group, Inc., Corporacion Geo S.A.B. de C.V. and J.C. Penney Company, Inc.

MYRON E. ULLMAN, III, 62, has been a Starbucks director since January 2003. Mr. Ullman has served as the chairman of the board of directors and chief executive officer of J.C. Penney Company, Inc., a chain of retail department stores, since December 2004. Mr. Ullman served as directeur general, group managing director of LVMH Möet Hennessy Louis Vuitton, a luxury goods manufacturer and retailer, from July 1999 to January 2002. From January 1995 to June 1999, he served as chairman and chief executive officer of DFS Group Limited, a retailer of luxury branded merchandise. From 1992 to 1995, Mr. Ullman served as chairman and chief executive officer of R.H. Macy & Co., Inc. He also serves on the board of directors of the Federal Reserve Bank of Dallas.

CRAIG E. WEATHERUP, 63, has been a Starbucks director since February 1999. Mr. Weatherup worked with PepsiCo, Inc. for 24 years and served as chief executive officer of its worldwide Pepsi-Cola business and President of PepsiCo, Inc. He also led the initial public offering of The Pepsi Bottling Group, Inc., where he served as chairman and chief executive officer from March 1999 to January 2003. Mr. Weatherup also serves on the board of directors of Macy’s, Inc.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Board Committees and Related Matters

During fiscal 2008, our board of directors had three standing committees: the Audit and Compliance Committee (the “Audit Committee”), the Compensation and Management Development Committee (the “Compensation Committee”) and the Nominating and Corporate Governance Committee (the “Nominating Committee”). The board makes committee and committee chair assignments annually at its meeting immediately following the annual meeting of shareholders. Reports from the Audit Committee and Compensation Committee appear below. The committees operate pursuant to written charters, which are available on our web site at www.starbucks.com/aboutus/corporate_governance.asp.

The current composition of each board committee is:

	Compensation and	Nominating and Corporate
Audit and Compliance	Management Development	Governance

Javier G. Teruel (Chair)	Barbara Bass (Chair)	Craig E. Weatherup (Chair)
Mellody Hobson	William W. Bradley	Barbara Bass
James G. Shennan, Jr.	Olden Lee	William W. Bradley
Craig E. Weatherup	Myron E. Ullman, III	James G. Shennan, Jr.

Affirmative Determinations Regarding Director Independence and Other Matters

Our board of directors has determined that each of the following director nominees is an “independent director” as such term is defined under NASDAQ rules:

Barbara Bass	Sheryl Sandberg
William W. Bradley	James G. Shennan, Jr.
Mellody Hobson	Javier G. Teruel
Kevin R. Johnson	Myron E. Ullman, III
Olden Lee	Craig E. Weatherup

In determining that Sen. Bradley is independent, the board considered his position as a member of the board of directors of a venture-stage company from which Starbucks purchased certain advertising and marketing services in fiscal 2008. In determining that Ms. Sandberg is independent, the board considered her position as an officer of a private company from which Starbucks purchased certain advertising and marketing services in 2008. In determining that Ms. Hobson and Mr. Teruel are independent, the board considered their respective positions as members of the board of directors of other large public companies who have business relationships with Starbucks. None of these relationships constitutes a “related-person transaction” under applicable SEC rules. Accordingly, none has been described in the “Certain Relationships and Related Transactions” section of this proxy statement.

The board also has determined that each member of its three committees meets applicable independence requirements as prescribed by NASDAQ, the SEC and the Internal Revenue Service.

With the assistance of Starbucks legal counsel, the Nominating Committee reviewed the applicable legal standards for board member and board committee independence and the criteria applied to determine “audit committee financial expert” status, as well as the answers to annual questionnaires completed by the independent directors. On the basis of this review, the Nominating Committee delivered its independence recommendations to the full board. The board made its independence and “audit committee financial expert” determinations based on the Nominating Committee’s recommendation and each member’s review of the information made available to the Nominating Committee.

Audit Committee

As more fully described in its charter, the Audit Committee is responsible for overseeing our accounting and financial reporting processes, including the quarterly review and the annual audit of our consolidated financial statements by Deloitte & Touche LLP (“Deloitte”), our independent registered public accounting firm. Each of Ms. Hobson and Messrs. Shennan, Teruel and Weatherup (i) meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and is an “independent director” as defined by NASDAQ rules, (ii) meets NASDAQ’s financial knowledge and sophistication requirements, and (iii) has been determined by the board of directors to be an “audit committee financial expert” under SEC rules. The “Audit and Compliance Committee Report” describes in more detail the Audit Committee’s responsibilities with regard to our financial statements and its interactions with Deloitte.

Review and Approval of Related-Person Transactions

Under the Audit Committee’s charter, and consistent with NASDAQ rules, any material potential or actual conflict of interest or transaction between Starbucks and any “related person” of Starbucks must be reviewed and approved or ratified by the Audit Committee. SEC rules define a “related person” of Starbucks as any Starbucks director (or nominee), executive officer, 5%-or-greater shareholder or immediate family member of any of these persons.

In September 2007, our board of directors adopted a Policy for the Review and Approval of Related-Person Transactions Required to Be Disclosed in Proxy Statements. The policy provides that any “related person” as defined above must notify the chair of the Audit Committee before becoming a party to, or engaging in, a potential related-person transaction that may require disclosure in our proxy statement under SEC rules, or if prior approval is not practicable, as soon as possible after engaging in the transaction. Based on current SEC rules, transactions covered by the policy include:

•	any individual or series of related transactions, arrangements or relationships (including but not limited to indebtedness or guarantees of indebtedness), whether actual or proposed;

•	in which Starbucks was or is to be a participant;

•	the amount of which exceeds $120,000; and

•	in which the related person has or will have a direct or indirect material interest. Whether the related person has a material direct or indirect interest depends on the significance to investors of knowing the information in light of all the circumstances of a particular case. The importance to the person having the interest, the relationship of the parties to the transaction with each other and the amount involved in the transaction are among the factors to be considered in determining the significance of the information to investors.

The Audit Committee chair has the discretion to determine whether a transaction is or may be covered by the policy. If the chair determines that the transaction is covered by the policy, then the full Audit Committee must review and approve it. The Audit Committee’s decision is final and binding. Additionally, the Audit Committee chair has discretion to approve, disapprove or seek full Audit Committee review of any immaterial transaction involving a related person (i.e., a transaction not otherwise required to be disclosed in the proxy statement).

In considering potential related-person transactions, the Audit Committee looks not only to SEC and NASDAQ rules, including the impact of a transaction on the independence of any director, but also to the consistency of the transaction with the best interests of Starbucks and our shareholders. As the policy describes in more detail, the factors underlying these considerations include:

•	whether the transaction is likely to have any significant negative effect on Starbucks, the related person or any Starbucks partner;

•	whether the transaction can be effectively managed by Starbucks despite the related person’s interest in it;

•	the purpose, and the potential benefits to Starbucks, of the transaction;

•	whether the transaction would be in the ordinary course of our business; and

•	the availability of alternative products or services on comparable or more favorable terms.

Audit and Compliance Committee Report

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2008 with management and Deloitte and discussed those matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, and SEC Regulation S-X, Rule 2-07, with Deloitte. The Audit Committee received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

Based on the Audit Committee’s review of the audited consolidated financial statements and its discussions with management, the internal audit function and Deloitte, the Audit Committee recommended to the board of directors that the audited consolidated financial statements for fiscal 2008 be included in the Starbucks Annual Report on Form 10-K filed with the SEC (“2008 10-K”).

Respectfully submitted,

Javier G. Teruel (Chair)
Mellody Hobson
James G. Shennan, Jr.
Craig E. Weatherup

Compensation Committee

As more fully described in its charter, the primary responsibilities of the Compensation Committee are to:

•	Conduct an annual review of all compensation elements for our executive officers, including any special compensation and benefits, and submit recommendations for review and approval by the independent directors.

•	Annually review, approve and submit to the independent directors for their review and approval performance measures and targets for all executive officers participating in the annual executive incentive bonus plan; certify and recommend to the independent directors that they certify achievement of performance goals after the annual measurement period to permit bonus payouts under the plan.

•	Review and approve the compensation structure for our senior officers below the executive-officer level, oversee the compensation practices applicable to our partners generally, and approve, change when necessary and administer partner-based equity plans and the annual incentive bonus plan for management below the executive-officer level.

•	After consulting with the panel of independent directors, together with the chair of the Nominating Committee, the chair of the Compensation Committee annually reviews the performance of our chairman, president and chief executive officer and meets with him to share the findings of the review.

•	Annually review and approve our management development and succession planning practices and strategies.

In addition, the Compensation Committee’s charter allows it to delegate its authority to subcommittees of the committee, as may be necessary or appropriate. At least annually, the Compensation Committee reviews and approves our executive compensation strategy and principles to ensure that they are aligned with our business strategy and objectives, shareholder interests, desired behaviors and corporate culture.

Summary of the Role of Management and Consultants in the Executive Compensation Process

In fiscal 2008, several members of senior management participated in the Compensation Committee’s executive compensation process. To assist in carrying out its responsibilities, the Compensation Committee also regularly received reports and recommendations from an outside independent compensation consultant, Frederic W. Cook & Co., Inc. (“Cook & Co.”). The Compensation Committee did not request, and management did not provide, specific compensation recommendations for fiscal 2008 compensation for Mr. Schultz or James L. Donald (our former president and chief executive officer). Towers Perrin, management’s consultant, provided market data and historical compensation information to the Compensation Committee and its consultant Cook & Co. Cook & Co. provided advice regarding best practices in executive compensation and compensation trends for Messrs. Schultz and Donald to Barbara Bass, the committee’s chair. All references to Towers Perrin and Cook & Co. in this proxy statement refer, respectively, to management’s compensation consultant and the Compensation Committee’s consultant. Ms. Bass, with input and review by Cook & Co., then developed specific compensation recommendations for Messrs. Schultz and Donald. The Compensation Committee discussed those recommendations and reached consensus during an executive session of the board of directors without management or its consultant present.

Management’s Role in the Executive Compensation Process

Mr. Schultz, who reassumed the role of president and chief executive officer in January 2008, Mr. Donald, who served as our president and chief executive officer during fiscal 2007 and until January 2008, our executive vice president, Partner Resources and other key members of Partner Resources each played an important role in the Compensation Committee’s executive compensation process for fiscal 2008 and regularly attended committee meetings. “Partner Resources” refers to our human resources function. For fiscal 2008, Mr. Schultz and Mr. Donald (while in his role as president and chief executive officer) provided their perspective to the Compensation Committee regarding executive compensation matters generally and the performance of the executives reporting to them. Members of the Partner Resources team presented recommendations to the Compensation Committee on the full range of annual executive compensation decisions, including (i) annual incentive bonus plan structure and participants, (ii) long-term incentive compensation strategy, (iii) target competitive positioning of executive compensation based on prior year Company and individual performance, and (iv) target total direct compensation for each executive officer, including base salary adjustments, target incentive bonus and equity grants. At the Compensation Committee’s November 2007 meeting, the first meeting after the end of the fiscal year 2007, members of the Partner Resources team presented the committee with specific compensation recommendations for all executives other than Messrs. Schultz and Donald for fiscal year 2008. These recommendations were developed in consultation with Mr. Donald (who at that time was our president and chief executive officer) and accompanied by market data provided by Towers Perrin, which was also reviewed by Cook & Co. During the November 2007 meeting, the Compensation Committee exercised its independent discretion whether to accept management’s recommendations and made final approvals about each executive officer’s compensation in an executive session of the independent directors without management present. Barbara Bass, the Compensation Committee’s chair, also met periodically with members of the Partner Resources team to confer on current and upcoming topics likely to be brought before the committee.

For the last few years, Howard P. Behar, a former non-independent member of the board, attended Compensation Committee meetings. Mr. Behar did not stand for re-election last year, so he stopped attending Compensation Committee meetings as of March 2008. In accordance with NASDAQ rules, in fiscal 2008 (i) Messrs. Schultz and Donald did not vote on executive compensation matters or attend executive sessions of the Compensation Committee, and (ii) neither Messrs. Schultz nor Donald were present when their own compensation was being discussed or approved.

The Role of Consultants in the Executive Compensation Process

For fiscal 2008, the Compensation Committee had an outside independent compensation consultant. The Compensation Committee’s consultant regularly attends committee meetings and attends executive sessions as requested by Ms. Bass.

Cook & Co. has served as the Compensation Committee’s consultant since June 2007 and reported directly to the committee in fiscal 2008 to assist it, as requested, in fulfilling various aspects of the committee’s charter. Without the Compensation Committee’s prior approval, Cook & Co. will not perform any services for Starbucks management, although it does work in cooperation with management as required to gather information necessary to carry out its obligations to the committee. While the Compensation Committee does not ask Cook & Co. for its own market data, the firm does validate the market data received from Towers Perrin, management’s consultant, supporting management’s recommendations.

During fiscal 2008, the Compensation Committee asked Cook & Co. to review, validate and provide input on the following tasks that Towers Perrin completed at management’s request:

•	Conduct an analysis of total direct compensation for executive positions and assess how target and actual compensation positioning to the market aligned with Starbucks compensation philosophy and objectives;

•	Prepare analysis and recommend the peer group of companies used for benchmarking executive compensation, using the criteria established by the committee, and provide input on changes to the peer group as requested;

•	Review management proposals for fiscal 2008 annual bonus targets, including review of the proposed primary and secondary objective performance measures;

•	Provide market data, historical compensation information and internal equity comparisons to the committee for its compensation decisions for Messrs. Schultz and Donald;

•	Review and provide input on management’s compensation proposals for new hires, promotions and other executive position moves within Starbucks; and

•	Review and provide input on management’s compensation proposals for executive separation agreements.

For more information about the Compensation Committee’s activities, see “Compensation Discussion and Analysis” and “Compensation and Management Development Committee Report.”

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during fiscal 2008 or at any other time an officer or employee of Starbucks, and no member had any relationship with Starbucks requiring disclosure as a related-person transaction in the section “Certain Relationships and Related Transactions.” No executive officer of Starbucks has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our board of directors or Compensation Committee during fiscal 2008.

Nominating Committee

As described more fully in its charter, the Nominating Committee is responsible for developing and implementing policies and procedures that are intended to constitute the board and organize it appropriately to meet its fiduciary obligations to Starbucks and our shareholders on an ongoing basis. Among its specific duties, the Nominating Committee:

•	Makes recommendations to the board about our corporate governance processes;

•	Assists in identifying and recruiting board candidates;

•	Administers the Director Nominations Policy;

•	Considers shareholder nominations to the board;

•	Makes recommendations to the board regarding membership and chairs of the board’s committees;

•	Oversees the annual evaluation of the effectiveness of the board and of each of its committees;

•	Biennially recommends the board’s presiding independent director;

•	Biennially reviews the type and amount of board compensation for independent directors;

•	Makes recommendations to the full board regarding such compensation; and

•	Reviews its charter at least annually for appropriate revisions.

The Nominating Committee also annually assists the board with its affirmative independence and expertise determinations. After consulting with the panel of independent directors, together with the chair of the Compensation Committee, the chair of the Nominating Committee annually reviews the performance of our chairman, president and chief executive officer and meets with him to share the findings of the review.

Presiding Director; Executive Sessions of Independent Directors

Biennially, at the first board meeting following the annual meeting of shareholders, the independent directors select an independent director to preside at all of their executive sessions and act as a liaison between management and the independent directors. Our presiding independent director also plays an active role in shaping agendas for board meetings. Mr. Ullman was selected after the 2008 Annual Meeting of Shareholders as the presiding director under the current guidelines and his current term expires at the board meeting immediately following the annual meeting of shareholders in March 2010. The presiding director is limited to two consecutive two-year terms, so Mr. Ullman is eligible to be selected again in March 2010 to serve a second two-year term as presiding director. The independent directors meet in an executive session at each board meeting.

Succession Planning

Senior Management Succession Planning

In light of the critical importance of executive leadership to Starbucks success, we have an annual succession planning process that we refer to as Organization & Partner Planning (“OPP”). The OPP process is enterprise-wide for managers up to and including our president and chief executive officer. Reflecting the significance the board attaches to succession planning, Starbucks Compensation Committee is named the Compensation and Management Development Committee.

Our board’s involvement in the annual OPP process is outlined in our Corporate Governance Principles and Practices. The Principles provide that each year, the chair of the Compensation Committee, together with the chairman, president and chief executive officer, will review succession planning practices and procedures with the board, and provide the board with a recommendation as to succession in the event of each senior officer’s termination of employment with Starbucks for any reason (including death or disability).

Our Compensation Committee, pursuant to its charter, annually reviews the performance of the executive officers and the succession plans for each such officer’s position. As noted above, this information is then presented to the board. The Compensation Committee also conducts an annual review of, and provides approval for, our management development and succession planning practices and strategies.

ceo Succession Planning

The chairman, president and chief executive officer provides an annual report to the board assessing senior managers and their potential to succeed him or her. This report is developed in consultation with our executive vice president, Partner Resources and the chair of our Compensation Committee and includes contingency plans in the event of our chief executive officer’s termination of employment with Starbucks for any reason (including death or disability). The report to the board also contains the chief executive officer’s recommendation as to his or her successor. The full board has the primary responsibility to develop succession plans for the ceo position.

Attendance at Board and Committee Meetings, Annual Meeting

During fiscal 2008, the board of directors held ten meetings, the Audit Committee held nine meetings, the Compensation Committee held seven meetings and the Nominating Committee held four meetings. The board and each committee hold an executive session without management present at each of their respective meetings. During fiscal 2008, each director attended at least 75% of all meetings of the board and board committees on which he or she served.

Our Corporate Governance Principles and Practices require each board member to attend our annual meeting of shareholders except for absences due to causes beyond the reasonable control of the director. There were ten directors at the time of the 2008 Annual Meeting of Shareholders and all ten attended the meeting.

Our Director Nominations Process

Our Policy on Director Nominations is available at www.starbucks.com/aboutus/corporate_governance.asp. The purpose of the nominations policy is to describe the process by which candidates for possible inclusion in our recommended slate of director nominees (the “candidates”) are selected. The nominations policy was approved by the full board and is administered by the Nominating Committee.

Minimum Criteria for Board Members

Each candidate must possess at least the following specific minimum qualifications:

•	Each candidate shall be prepared to represent the best interests of all shareholders and not just one particular constituency;

•	Each candidate shall be an individual who has demonstrated integrity and ethics in his/her personal and professional life and has established a record of professional accomplishment in his/her chosen field;

•	No candidate, or family member (as defined in NASDAQ rules), or affiliate or associate (as defined in federal securities laws) of a candidate, shall have any material personal, financial or professional interest in any present or potential competitor of Starbucks;

•	Each candidate shall be prepared to participate fully in board activities, including active membership on at least one board committee and attendance at, and active participation in, meetings of the board and the committee(s) of which he or she is a member, and not have other personal or professional commitments that would, in the Nominating Committee’s sole judgment, interfere with or limit his or her ability to do so; and

•	Each candidate shall be willing to make, and financially capable of making, the required investment in our stock in the amount and within the time frame specified in the Corporate Governance Principles and Practices and described on page 16 of this proxy statement.

Desirable Qualities and Skills

In addition, the Nominating Committee also considers it desirable that candidates possess the following qualities or skills:

•	Each candidate should contribute to the board’s overall diversity — diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics;

•	Each candidate should contribute positively to the existing chemistry and collaborative culture among board members; and

•	Each candidate should possess professional and personal experiences and expertise relevant to our goal of being one of the world’s leading consumer brands. At this stage of our development, relevant experiences might include, among other things, large-company CEO experience, senior-level international experience, senior-level multi-unit small box retail or restaurant experience and relevant senior-level expertise in one or more of the following areas — finance, accounting, sales and marketing, organizational development, information technology and public relations.

Internal Process for Identifying Candidates

The Nominating Committee has two primary methods for identifying candidates (other than those proposed by shareholders, as discussed below). First, on a periodic basis, the Nominating Committee solicits ideas for possible candidates from a number of sources — members of the board; senior-level Starbucks executives; individuals personally known to the members of the board; and research, including database and Internet searches.

Second, the Nominating Committee may from time to time use its authority under its charter to retain at our expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). If the Nominating Committee retains one or more search firms, they may be asked to identify possible candidates who meet the minimum and desired qualifications expressed in the nominations policy, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the board, the Nominating Committee and each candidate during the screening and evaluation process, and thereafter to be available for consultation as needed by the Nominating Committee.

The nominations policy divides the process for candidates proposed by shareholders into the general nomination right of all shareholders and proposals by “qualified shareholders” (as described below).

General Nomination Right of All Shareholders

Any Starbucks shareholder may nominate one or more persons for election as a director at an annual meeting of shareholders if the shareholder complies with the notice, information and consent provisions contained in our bylaws. We have an advance notice bylaw provision. In order for the director nomination to be timely, a shareholder’s notice to our executive vice president, general counsel and secretary must be delivered to our principal executive offices not less than 120 days nor more than 150 days before the anniversary of the date of the 2009 annual meeting.

The procedures described in the next paragraph are meant to establish an additional means by which certain shareholders can have access to our process for identifying and evaluating candidates and is not meant to replace or limit shareholders’ general nomination rights in any way.

Proposals by Qualified Shareholders

In addition to those candidates identified through its own internal processes, in accordance with the nominations policy, the Nominating Committee will evaluate a candidate proposed by any single shareholder or group of shareholders that has beneficially owned more than 5% of our common stock for at least one year (and will hold the required number of shares through the annual meeting of shareholders) and that satisfies the notice, information and consent provisions in the nominations policy (a “qualified shareholder”). All candidates (whether identified internally or by a qualified shareholder) who, after evaluation, are then recommended by the Nominating Committee and approved by the board, will be included in our recommended slate of director nominees in our proxy statement.

In order to be considered by the Nominating Committee for an upcoming annual meeting of shareholders, notice from a qualified shareholder regarding a potential candidate must be received by the Nominating Committee not less than 120 calendar days before the anniversary of the date of our proxy statement released to shareholders in connection with the previous year’s annual meeting.

Any candidate proposed by a qualified shareholder must be independent of the qualified shareholder in all respects as determined by the Nominating Committee or by applicable law. Any candidate submitted by a qualified shareholder must also meet the definition of an “independent director” under NASDAQ rules.

Evaluation of Candidates

The Nominating Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

If, based on the Nominating Committee’s initial evaluation, a candidate continues to be of interest to the Nominating Committee, the chair of the Nominating Committee will interview the candidate and communicate the chair’s evaluation to the other Nominating Committee members and the chairman, president and chief executive officer. Later reviews will be conducted by other members of the Nominating Committee and senior management. Ultimately, background and reference checks will be conducted and the Nominating Committee will meet to finalize its list of recommended candidates for the board’s consideration.

Timing of the Identification and Evaluation Process

Our fiscal year ends each year on the Sunday closest to September 30. The Nominating Committee usually meets in September and November to consider, among other things, candidates to be recommended to the board for inclusion in our recommended slate of director nominees for the next annual meeting and our proxy statement. The board usually meets each November to vote on, among other things, the slate of director nominees to be submitted to and recommended for election by shareholders at the annual meeting, which is typically held in March of the following calendar year.

Future Revisions to the Nominations Policy

The nominations policy is intended to provide a flexible set of guidelines for the effective functioning of our director nominations process. The Nominating Committee intends to review the nominations policy at least annually and anticipates that modifications will be necessary from time to time as our needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating Committee may amend the nominations policy at any time, in which case the most current version will be available on our web site.

Corporate Governance Materials Available on the Starbucks Web Site

Our Corporate Governance Principles and Practices are intended to provide a set of flexible guidelines for the effective functioning of the board and are reviewed regularly and revised as necessary or appropriate in response to changing regulatory requirements and evolving best practices. They are posted on the Corporate Governance section of our web site at www.starbucks.com/aboutus/corporate_governance.asp.

In addition to our Corporate Governance Principles and Practices, other information relating to corporate governance at Starbucks is available on the Corporate Governance section of our web site, including:

•	Restated Articles of Incorporation

•	Amended and Restated Bylaws

•	Audit and Compliance Committee Charter

•	Compensation and Management Development Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Director Nominations Policy

•	Standards of Business Conduct (applicable to directors, officers and partners)

•	Code of Ethics for CEO and Finance Leaders

•	Procedure for Communicating Complaints and Concerns

•	Audit and Compliance Committee Policy for Pre-Approval of Independent Auditor Services

You may obtain copies of these materials, free of charge, by sending a written request to: executive vice president, general counsel and secretary, Starbucks Corporation, 2401 Utah Avenue South, S-LA1, Seattle, Washington 98134. Please specify which documents you would like to receive.

Political Contributions

Starbucks recognizes that there is a growing trend among well-run public companies to establish transparency, accountability and oversight involving corporate political contributions and payments to trade associations or other tax-exempt organizations that are used for political purposes. As a result of discussions with shareholders represented by Investor Voice, working on behalf of Newground Social Investment, we also recognize that this is an increasingly important issue for our shareholders. Consequently, we intend to work throughout 2009 to craft policies and procedures that ensure disclosure and accountability related to these kinds of expenditures. Our goal is to have such policies and procedures in place prior to the 2010 Annual Meeting of Shareholders.

Contacting the Board of Directors

The Procedure for Communicating Complaints and Concerns describes the manner in which interested persons can send communications to our board of directors, the committees of the board and to individual directors and describes our process for determining which communications will be relayed to board members. This complaints and concerns procedure provides that interested persons may telephone their complaints and concerns by calling the Starbucks Auditline at 1-800-300-3205 or sending written communications to the board, committees of the board and individual directors by mailing those communications to our third-party service provider for receiving these communications at:

Starbucks Corporation
[Addressee*]
P.O. Box 34507
Seattle, Washington 98124

*	Audit and Compliance Committee of the Board of Directors
Compensation and Management Development Committee of the Board of Directors
Nominating and Corporate Governance Committee of the Board of Directors
Name of individual director

Compensation of Directors

Compensation Program for Non-Employee Directors

For fiscal 2008, the annual compensation program for non-employee directors provided for a total of $240,000 per year in compensation, comprised of (i) a retainer of $120,000, which may be in the form of cash, stock options or a combination of both at the director’s election, and (ii) $120,000 in equity compensation in the form of stock options. The compensation program was approved by our board of directors in May 2007, on the recommendation of the Nominating Committee following its biennial non-employee director compensation review required by its charter and our Corporate Governance Principles and Practices. We pay at least 50% of non-employee director compensation in the form of stock options in order to align the interests of non-employee directors with shareholders. We do not pay chair or meeting fees as part of our non-employee director compensation program.

When it considered and ultimately recommended an increase in non-employee director compensation effective for fiscal 2008, the Nominating Committee reviewed competitive market data prepared by Towers Perrin for the same comparator group used to benchmark executive compensation for fiscal 2008. At the time the compensation was approved, the level of non-employee director total compensation fell between the 75th and 90th percentile among comparator group companies. The board believes this level is appropriate to attract and retain top board candidates. Based on the biennial review cycle noted above, we do not expect the board to review non-employee director compensation again prior to May 2009.

New non-employee directors first become eligible to receive the regular annual compensation in the first full fiscal year after they join the board. In addition to the annual compensation program, upon first joining the board non-employee directors are granted an initial stock option to acquire 30,000 shares of our common stock under the 2005 Non-Employee Director Sub-Plan to our 2005 Long-Term Equity Incentive Plan. The initial stock option grant vests in equal annual installments over a three-year period. None of the directors in the table below were granted initial stock options in fiscal 2008.

Stock options have an exercise price equal to the closing market price of our common stock on the grant date. Pursuant to the 2005 Non-Employee Director Sub-Plan to our 2005 Long-Term Equity Incentive Plan, the number of options covered by each annual grant is determined by dividing the equity compensation amount for each director by the closing market price of our common stock on the grant date, multiplied by three. For example, for $120,000 of equity compensation and a closing market price of $15 per share on the grant date, the director would receive 24,000 stock options, which is the result of $120,000 divided by $15, or 8,000, multiplied by 3. Annual stock option grants vest one year after the date of grant. Stock options granted to non-employee directors generally cease vesting as of the date he or she no longer serves on the board. However, unvested stock options will vest in full upon a non-employee director’s death or “retirement” (generally defined as leaving the board after attaining age 55 and at least six years of board service) or upon a change in control of Starbucks (described beginning on page 49). Four of the board’s eight current independent directors meet the retirement criteria.

Mr. Schultz does not participate in the compensation program for non-employee directors, but rather is compensated as an executive officer, as described in the section “Executive Compensation” beginning on page 20. Mr. Behar, during the time he was a director and also a Starbucks partner, was compensated pursuant to the employment arrangement described in the section “Certain Relationships and Related Transactions” beginning on page 51.

Fiscal 2008 Compensation of Non-Employee Directors

The following table shows fiscal 2008 compensation recognized for financial statement reporting purposes of our non-employee directors (as described further in footnote 1 below). Consequently, the amounts reflected in the “Option Awards” column below also include amounts from awards granted in prior years — this is why the amounts in the “Total” column below exceed $240,000 annually.

Fiscal 2008 Director Compensation

	Fees Earned
	or Paid in	Option
	Cash	Awards	Total
Name	($)	($)(1)	($)

Barbara Bass	—	285,589	285,589
William W. Bradley	—	281,516	281,516
Mellody Hobson	—	316,644	316,644
Olden Lee	—	281,516	281,516
James G. Shennan, Jr.	120,000	142,799	262,799
Javier G. Teruel	—	369,303	369,303
Myron E. Ullman, III	—	281,516	281,516
Craig E. Weatherup	—	285,589	285,589

(1)	These amounts reflect the aggregate compensation costs for financial statement reporting purposes for fiscal 2008 under Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” (“SFAS 123R”), for annual stock options granted in fiscal 2008 and fiscal 2007, and for Ms. Hobson’s and Mr. Teruel’s initial grants, which were granted in fiscal 2005. These amounts do not reflect amounts paid to or realized by the director for fiscal 2008. The full grant date fair value of the stock option awards granted in fiscal 2008 to each director other than Mr. Shennan (who elected to receive his retainer in cash), computed in accordance with SFAS 123R, was $285,589. The SFAS 123R full grant date fair value of the stock option award granted in fiscal 2008 to Mr. Shennan was $142,799. For information on the method and assumptions used to calculate the compensation costs, see Note 14 to our audited consolidated financial statements in our 2008 10-K. In calculating expense for non-employee director stock options for financial statement reporting purposes, we do not assume any service-based forfeitures. As of September 28, 2008, the aggregate number of shares underlying outstanding option awards for each non-employee director were: Ms. Bass — 546,039 shares; Mr. Bradley — 128,654 shares; Ms. Hobson — 127,534 shares; Mr. Lee — 188,892 shares; Mr. Shennan — 472,824 shares; Mr. Teruel — 127,534 shares; Mr. Ullman — 188,892 shares; and Mr. Weatherup — 547,268 shares.

Former Deferred Compensation Plan

Non-employee directors formerly could defer all or a portion of their compensation in the form of unfunded deferred stock units under a directors’ deferred compensation plan. The board terminated future deferrals under the plan during fiscal 2005, so no further compensation may be deferred. Amounts previously deferred are unaffected and deferred stock units credited to non-employee directors who had previously deferred compensation under the plan remain outstanding. We do not provide above-market or preferential earnings on these amounts. Deferred stock units are settled in an equal number of shares of Starbucks common stock when plan participants leave the board. Deferred stock units cannot be voted or transferred. The number of deferred stock units held by each director is shown in the footnotes to the beneficial ownership table on page 17.

Director Stock Ownership Guidelines

The board adopted stock ownership guidelines for non-employee directors in fiscal 2003. The original guidelines required a $200,000 investment within four years. In May 2007, the board revised the guidelines in tandem with the increase to non-employee director compensation described above. The revised guidelines increase the required investment in our common stock by $40,000 to $240,000, so the guidelines will continue to correspond to the value of annual compensation. All future non-employee directors will have four years from their election to the board to achieve the $240,000 investment. Existing directors have two years from their original deadline to achieve the additional $40,000 investment. Stock options do not count toward meeting the requirement. Each director must continue to hold the shares purchased as a result of the director’s investment for as long as he or she serves on our board. All non-employee directors are in compliance with the guidelines. Ms. Hobson and Mr. Teruel have not yet served on the board for four years and are working toward making the required investment.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information concerning the “beneficial ownership” of our common stock by (i) those persons who we know to beneficially own more than 5% of our outstanding common stock, (ii) our current directors and nominees, (iii) the “named executive officers” listed in the Summary Compensation Table on page 40, and (iv) all of our current directors and executive officers as a group. “Beneficial ownership” is a concept which takes into account shares that may be acquired within 60 days (such as by exercising vested stock options) and shares as to which the named person has or shares voting and/or investment power. Information provided for Sands Capital Management, LLC, Morgan Stanley and FMR LLC is based on the latest Schedule 13G reports that each such investor had filed with the SEC as of the date of this proxy statement. Information for all other persons is provided as of December 1, 2008. Except as otherwise noted, the beneficial owners listed have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1%.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership		Percent of Class(1)

Directors and Officers
Howard Schultz	30,362,689	(2)	4.1%
Barbara Bass	565,605	(3)	*
William W. Bradley	143,465	(4)	*
Mellody Hobson	132,879	(5)	*
Kevin R. Johnson	0		*
Olden Lee	207,814	(6)	*
Sheryl Sandberg	1,085	(7)	*
James G. Shennan, Jr.	741,308	(8)	*
Javier G. Teruel	127,534	(9)	*
Myron E. Ullman, III	228,892	(10)	*
Craig E. Weatherup	587,268	(11)	*
Peter J. Bocian	89,831	(12)	*
Clifford Burrows	254,095	(13)	*
Martin Coles	687,640	(14)	*
Gerardo I. Lopez	198,205	(15)	*
James L. Donald	0	(16)	*
All current directors and executive officers as a group (19 persons)	36,145,280	(17)	4.8%
5% Shareholders
Sands Capital Management, LLC	42,254,297	(18)	5.8%
Morgan Stanley	37,031,317	(19)	5.1%
FMR LLC	39,215,144	(20)	5.4%

(1)	Based on 733,392,777 shares of our common stock outstanding on December 1, 2008. In accordance with SEC rules, percent of class as of December 1, 2008 is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities exercisable by that person or group within 60 days.

(2)	Includes 8,527,150 shares subject to options exercisable within 60 days of December 1, 2008 and 5,446,624 shares pledged to secure a line of credit. Also includes 124,144 shares of common stock held by the Schultz Family Foundation as to which Mr. Schultz disclaims beneficial ownership. As more fully discussed on page 35, also includes 3,394,184 deferred stock units representing stock option gains that were deferred in 1997 into an equivalent number of deferred stock units under our 1997 Deferred Stock Plan.

(3)	Includes 531,039 shares subject to options exercisable within 60 days of December 1, 2008. Also includes 28,000 shares held indirectly by a trust and 6,566 deferred stock units under our Non-Employee Director Deferral Plan.

(4)	Includes 128,654 shares subject to options exercisable within 60 days of December 1, 2008 and 6,566 deferred stock units under our former directors’ deferred compensation plan.

(5)	Includes 127,534 shares subject to options exercisable within 60 days of December 1, 2008.

(6)	Includes 188,892 shares subject to options exercisable within 60 days of December 1, 2008.

(7)	Shares are jointly held with Ms. Sandberg’s spouse.

(8)	Includes 472,824 shares subject to options exercisable within 60 days of December 1, 2008, 62,440 shares held by the Shennan Family Partnership, a partnership of which Mr. Shennan is a general partner, 134,100 shares held in trusts of which Mr. Shennan or his spouse is a trustee for the benefit of members of the Shennan family, and 45,900 shares held by Mr. Shennan’s spouse.

(9)	Includes 127,534 shares subject to options exercisable within 60 days of December 1, 2008.

(10)	Includes 188,892 shares subject to options exercisable within 60 days of December 1, 2008.

(11)	Includes 547,268 shares subject to options exercisable within 60 days of December 1, 2008, and 40,000 shares held in a trust of which Mr. Weatherup and his wife are trustees for the benefit of members of the Weatherup family.

(12)	Includes 81,233 shares subject to options exercisable within 60 days of December 1, 2008. Mr. Bocian resigned effective November 25, 2008 and has three months after the date of termination to exercise his vested options.

(13)	Includes 250,938 shares subject to options exercisable within 60 days of December 1, 2008.

(14)	Includes 678,071 shares subject to options exercisable within 60 days of December 1, 2008.

(15)	Includes 198,205 shares subject to options exercisable within 60 days of December 1, 2008.

(16)	Mr. Donald, our former president and chief executive officer, left the Company effective January 7, 2008.

(17)	Does not include shares beneficially owned by Messrs. Bocian or Donald as neither of these individuals was an executive officer as of December 1, 2008.

(18)	Sands Capital Management, LLC stated in its Schedule 13G filing with the SEC on February 10, 2006 (the latest Schedule 13G filed by Sands Capital as of the date of this proxy statement) that, of the 42,254,297 shares beneficially owned, it (a) has sole voting power with respect to 29,629,905 shares, (b) has sole dispositive power with respect to all 42,254,297 shares, and (c) shares neither voting nor dispositive power with respect to any shares. According to the Schedule 13G filing, the address of Sands Capital Management, LLC is 1100 Wilson Blvd., Suite 3050, Arlington, Virginia 22209.

(19)	Morgan Stanley stated in its Schedule 13G filing with the SEC on February 14, 2008 that, of the 37,031,317 shares beneficially owned, it (a) has sole voting power with respect to 36,152,689 shares, (b) has shared voting power with respect to 3,752 shares, and (c) has sole dispositive power with respect to all 37,031,317 shares. According to the Schedule 13G filing, the address of Morgan Stanley is 1585 Broadway, New York, NY 10036.

(20)	FMR LLC stated in its Schedule 13G filing with the SEC on February 14, 2008 that, of the 39,215,144 shares beneficially owned, it (a) has sole voting power with respect to 2,064,127 shares, (b) has shared voting power with respect to no shares, and (c) has sole dispositive power with respect to all 39,215,144 shares. According to the 13G filing, the address of FMR LLC is 82 Devonshire Street, Boston, MA 02109. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940 (“Investment Advisers Act”), is the beneficial owner of 37,990,504 shares as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. Edward C. Johnson 3d (Chairman of FMR LLC) and FMR LLC, through its control of Fidelity, and the funds each have sole power to dispose of the 37,990,504 shares owned by the funds. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act, provides investment advisory services to individuals. As such, FMR LLC’s beneficial ownership includes 266,426 shares beneficially owned through Strategic Advisers, Inc. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in the Securities Exchange Act of 1934, is the beneficial owner of 511,314 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 511,314 shares and sole power to vote or to direct the voting of 511,314 shares owned by the institutional accounts managed by PGATC as reported above. Fidelity International Limited (“FIL”) and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 446,900 shares. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee determines our compensation objectives, philosophy and forms of compensation and benefits for all partners, including executives. Several key compensation elements for our executive officers are submitted by the Compensation Committee to the independent directors for their review and approval. Additionally, several members of senior management participate in the Compensation Committee’s executive compensation process (as noted in the “Compensation Committee” section beginning on page 7) and the committee regularly receives reports and recommendations from Cook & Co., its independent compensation consultant. This Compensation Discussion and Analysis discusses and analyzes our executive compensation program and the amounts shown in the executive compensation tables that follow.

Fiscal 2008 — The Year In Review

Fiscal 2008 was a transitional year for Starbucks as the Company took steps to transform and reinvigorate its business. The deterioration in the U.S. economic environment impacted traffic in our stores, and as the year progressed, the economic weakness spread globally, influencing key international markets. Partly as a result of this difficult economic environment and partly as a result of matters within our control, the Company’s performance in fiscal 2008 did not meet our plans or expectations. As a result of the Company’s fiscal 2008 performance, none of the named executive officers received a bonus payout under our annual incentive bonus plans. Consequently, actual total direct compensation paid to our named executive officers for fiscal 2008 fell below our 2008 target levels.

Fiscal 2009 — The Year Ahead

The Company expects to continue to face a very challenging economic environment throughout fiscal 2009 and it is difficult to predict the effects that the unprecedented global financial and economic crises will have on the Company’s financial performance in fiscal 2009. As a result, the Compensation Committee evaluated compensation for fiscal 2009 with an eye toward balancing retention of key executive officers with the Company’s fiscal 2008 performance, our pay for performance principles, and costs to the Company. With this in mind, the Compensation Committee determined that none of the named executive officers will receive a base salary increase for fiscal 2009. Additionally, the Compensation Committee added performance-based restricted stock units (“performance RSUs”) as part of our long-term incentive compensation. The Compensation Committee believes that a combination of stock options and performance RSUs is an appropriate long-term incentive compensation mix to motivate future performance and retain executive officers. However, with respect to our chairman, president and chief executive officer, the Compensation Committee decided that most of his fiscal 2009 compensation should be directly tied to increasing our share price. Consequently, Mr. Schultz will not participate in the Executive Management Bonus Plan for fiscal 2009 and his entire fiscal 2009 long-term incentive grant was in the form of stock options. This means that a substantial portion of Mr. Schultz’s compensation for fiscal 2009 will only be realized to the extent that our share price increases over time. The Compensation Committee believes these steps will more closely align pay for performance in fiscal 2009 while balancing costs to the Company and retention of executive officers.

Executive Compensation Program Objectives and Design

Our executive compensation program is designed to achieve four key objectives:

•	Attract and Retain Top Talent. Attract and retain executives critical to our long-term success.

•	Pay for Performance. Align executive compensation with Company, business unit and individual performance on both a short-term and long-term basis.

•	Place Majority of Pay “At Risk.” Align executive compensation with shareholder interests by placing a significant majority of total direct compensation “at risk,” and increasing the amount of pay that is “at risk” as we give executives greater levels of responsibility. “At risk” means the executive will not realize value unless performance goals, the majority of which are directly tied to Company performance, are achieved (for annual incentive bonuses and performance RSUs) or our stock price appreciates (for stock options).

•	Be True to Our Values. Support our mission statement and guiding principles.

To achieve these objectives, we structured our executive compensation program to:

•	Be competitive with compensation paid by companies in the same market for executive talent.

•	Reward performance by linking compensation to (i) Company and, for some executives as appropriate, business unit performance, and (ii) achievement of individual performance bonus goals for executives other than the chairman, president and chief executive officer.

•	Drive long-term shareholder returns by delivering a majority of executive compensation in the form of equity compensation, the value of which is directly linked to our stock price.

•	Align executive and shareholder interests by requiring executives to own our stock.

•	Provide limited executive perquisites.

In this proxy statement, the term “executive officers” means our most senior executives, who are all listed under the heading “Executive Officers” in our 2008 10-K (available on our web site at http://investor.starbucks.com). The term “named executive officers” means the four current executive officers named in the compensation tables that follow plus Peter J. Bocian, our former executive vice president, chief financial officer and chief administrative officer who left the Company effective November 25, 2008, and James L. Donald, our former president and chief executive officer who left the Company effective January 7, 2008. “Committee” or “Compensation Committee” means the Compensation and Management Development Committee of the board.

Starbucks Total Pay Philosophy

Our “Total Pay” philosophy is designed to recognize and reward the contributions of all partners, including executives, in achieving our strategic goals and business objectives, while aligning our compensation program with our mission statement and guiding principles. You can find a copy of our mission statement and guiding principles on our web site in the “About Us” section. We regularly assess our total pay package, and we adjust it as appropriate to remain competitive and to enable us to attract and retain our partners. We also offer a comprehensive benefits package, including comprehensive health care to all eligible full- and part-time partners in the United States and internationally (except in countries where the government provides health care), and provide a broad-based stock option program to all eligible global partners, and partner stock purchase programs in the United States, Canada and the United Kingdom. We believe our Total Pay practices motivate our executives to build long-term shareholder value, and take care of the partners who take care of our customers.

Elements of Executive Compensation Program

The following table lists the elements of our fiscal 2008 executive compensation program and the primary purpose of each.

Element	Objectives and Basis	Form

Base salary	Provide base compensation that is competitive for each role	Cash
Annual Incentive Bonus	Annual incentive to drive Company, business unit, where appropriate, and individual performance	Cash
Long-Term Incentive	Long-term incentive to drive Company performance and align executives’ interests with shareholders’ interests; retain executives through long-term vesting and potential wealth accumulation	Stock options
Perquisites and Other Executive Benefits	Provide for the safety and wellness of our executives, and other purposes as discussed below	Various (see discussion below)
Discretionary Bonuses and Equity Awards	Attract top executive talent from other companies; retain executives through long-term vesting and potential wealth accumulation	Cash, stock options, time-based restricted stock units (“time-based RSUs”)
Deferred Compensation	Provide tax-deferred means to save for retirement	Eligibility to participate in 401(k) plan and non-qualified management deferred compensation plan
General Partner Benefits	Offer competitive benefits package that includes all benefits offered to partners generally	Eligibility to participate in partner health and welfare plans, stock purchase plan and other broad-based partner benefits

Introduction of Performance-Based Restricted Stock Units for Fiscal 2009

Our shareholder-approved equity compensation plan permits a variety of equity awards. For the last several years, we have considered whether to grant awards other than stock options as part of our long-term incentive compensation strategy. As noted above, in fiscal 2009 we introduced performance RSUs as part of our long-term incentive compensation for our executive officers. We will continue to evaluate which equity award vehicles achieve the best balance between continuing our practice of providing equity-based compensation and creating and maintaining long-term shareholder value. For additional details regarding performance RSUs, see the section “Performance-Based Restricted Stock Units for Fiscal 2009” on page 33.

Determining Executive Compensation at Starbucks

Timing of Executive Compensation Decisions for Fiscal 2008 Compensation

Annual executive compensation decisions are made at the November Compensation Committee meeting, which is the committee’s first regular meeting after fiscal year-end. During this meeting, the Compensation Committee approves target total direct compensation, which is comprised of:

Long-Term
Short-Term Compensation						Incentive Compensation

Base Salary	+	Target Annual Incentive Bonus	=	Target Total Cash Compensation	+	Equity Awards	=	Target Total Direct Compensation

For example, in its first meeting for fiscal 2008, which occurred in November 2007, the Compensation Committee approved base salaries and target annual incentive bonus amounts for fiscal 2008. At the same meeting, the Compensation Committee reviewed fiscal 2007 performance and determined a fiscal 2008 target total direct compensation level. The table below summarizes the timeline for the executive compensation decisions relating to fiscal 2008 and gives an example of the fiscal 2008 compensation decisions for Mr. Schultz.

Example: Howard Schultz (chairman,
Compensation Committee Annual Calendar	Fiscal Year 2008	president and chief executive officer)

May — Approve Peer Companies and Compensation Philosophy: • Review and approve peer companies. • Review compensation philosophy.	May 2007: • Reviewed compensation philosophy and peer group companies — no changes were made.	May 2007: • N/A.

September — Approve Targets: • Compare previous fiscal year’s target and actual compensation against peer company performance. • Set bonus target and determine bonus metrics for next fiscal year.	September 2007: • Reviewed fiscal 2007 and trailing 12 months’ performance against peer company performance. • Approved bonus targets (as a % of base salary) for fiscal 2008.	September 2007: • Approved fiscal 2008 bonus target: 100% of base salary.

November — Approve Compensation:
  Based on review of prior fiscal year performance:

  •  Base salary determined.

  •  Review of target bonus amount as determined during the September meeting.

  •  Approve equity awards.

  •  Determine target total direct compensation.

  •  Determine actual payout of short-term incentive bonus amounts based on prior fiscal year performance.

November 2007:
  •  Evaluated fiscal 2007 Company and individual performance.

  •  Approved base salaries for fiscal 2008.

  •  Approved bonus metrics and target bonus amounts as a percentage of base salaries for fiscal 2008 (typically occurs during September meeting).

  •  Approved equity awards for fiscal 2008.

  •  Approved fiscal 2008 target total direct compensation at approximately the median of peer group companies.

  •  Approved actual bonus payouts for fiscal 2007 performance.

November 2007:
  •  Fiscal 2008 base salary: $1,190,000 (no increase from fiscal 2007).

  •  Equity award of $5,500,000 (economic value).

  •  Target total direct compensation set at approximately the median of peer group companies.

November 2008:
  •  Fiscal 2008 actual bonus payout determined to be 0% (as a percentage of base salary).

  •  Fiscal 2008 actual total direct compensation below target based on fiscal 2008 performance.

Tally Sheets

When making executive compensation decisions, the Compensation Committee reviews tally sheets showing, for each executive officer: (i) targeted value of base pay, annual incentive bonus and equity award grants for the current year and each of the past several years; (ii) actual realized value for each of the past several years (the sum of cash received, gains realized from equity awards, and the value of perquisites and other benefits); (iii) the amount of unrealized value from prior equity award grants and accumulated deferred compensation; and (iv) the amount the executive could realize upon a change in control, which for Starbucks includes only amounts from the acceleration of equity award vesting. Although tally sheets do not drive individual executive compensation decisions, the Compensation Committee uses tally sheets for several purposes. First, it uses tally sheets as a reference to ensure committee members understand the total compensation being delivered to executives each year and over a multi-year period. Tally sheets also enable the Compensation Committee to validate its strategy of paying a substantial majority of executive compensation in the form of equity, by showing amounts realized and unrealized by executives from prior equity grants. In some cases, the Compensation Committee’s review of tally sheets may lead to changes in the Company’s compensation benefits and perquisites. For fiscal 2008, there were no changes to the Company’s benefits and perquisites based on the Compensation Committee’s review of tally sheets.

Compensation Decision Process

The timing of executive compensation decisions at Starbucks is discussed above. When making compensation decisions, the Compensation Committee begins by reviewing competitive market data to see how our executive pay levels compare to other companies. However, the Compensation Committee does not use formulas or rigidly set the compensation of our executives based on this data. The Compensation Committee then considers recommendations and input from management, and input from Cook & Co., its consultant, as described on page 7. As noted above, management did not provide specific compensation recommendations for Mr. Schultz and Mr. Donald (our former president and chief executive officer). Recommendations and input are influenced by factors that may vary from year to year, but typically include prior-year Company and business unit financial performance and shareholder return, retention, internal pay equity (i.e., considering pay for similar jobs and jobs at different levels within Starbucks), compensation history, and whether individual performance was particularly strong or weak in the prior year. The Compensation Committee also considers how it can optimize our tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code by delivering compensation that is performance-based to the greatest extent possible while also delivering non-performance-based elements at competitive levels. The Compensation Committee applies the factors it deems most relevant for the particular fiscal year to the most recent market data available to set compensation at the desired competitive positioning.

When deciding fiscal 2008 target total direct compensation, the primary factors that drove the Compensation Committee’s decisions were:

•	Company financial performance that met the fiscal 2007 earnings per share target of $0.87, but did not meet internal fiscal 2007 operating profit targets either for Starbucks as a whole or for the U.S. business segment (our largest business segment);

•	A one-year total shareholder return in fiscal 2007 of -23%;

•	Retention concerns; and

•	Paying executives in new roles competitively.

Setting the Pay Mix

The Compensation Committee and the independent directors determine what portion of each executive’s compensation will be “at risk,” with the at risk portion increasing as we give executives greater levels of responsibility. The percentage of each named executive officer’s fiscal 2008 target total direct compensation that was at risk as of the time it was initially approved (at the beginning of the fiscal year) is set forth in the table below. Target total direct compensation is composed of base salary, target annual incentive bonus and long-term incentive compensation. We define fiscal 2008 at risk compensation to include target annual incentive bonuses under our Executive Management Bonus Plan or General Management Incentive Plan for fiscal 2008 and economic value of stock options awarded in fiscal 2008. The percentage below is calculated by dividing (i) the at risk compensation amount by (ii) the target total direct compensation, which includes the at risk compensation plus fiscal 2008 base salary.

		At Risk Compensation		At Risk Compensation
		Target Annual	Long-Term	(as a % of Target Total
Named Executive Officer	Base Salary ($)	Incentive Bonus ($)	Incentive ($)	Direct Compensation)

Howard Schultz chairman, president and chief executive officer	1,190,000	1,190,000	5,500,000	85%
Peter J. Bocian former executive vice president, chief financial officer and chief administrative officer	600,000	300,000	1,000,000	68%
Clifford Burrows(1) president, Starbucks Coffee U.S.	595,000	386,750	690,000	64%
Martin Coles president, Starbucks Coffee International	725,000	725,000	2,000,000	79%
Gerardo I. Lopez(2) executive vice president; president, Global Consumer Products, Foodservice and Seattle’s Best Coffee	415,000	166,000	230,000	49%
James L. Donald former president and chief executive officer	1,000,000	1,000,000	5,500,000	87%

(1)	Based on compensation Mr. Burrows received at the time of his promotion in March 2008.

(2)	Mr. Lopez’s at risk compensation is below the other named executive officers because he received a lower long-term incentive compensation award. His long-term incentive award was lower than the other named executive officers because his award is aligned with other senior vice presidents for internal pay equity purposes. Effective January 1, 2009, Mr. Lopez was promoted to executive vice president; president, Global Consumer Products, Foodservice and Seattle’s Best Coffee.

Comparator Group Companies and Benchmarking

The Compensation Committee refers to executive compensation surveys prepared by Towers Perrin when it reviews and approves executive compensation. The surveys reflect compensation levels and practices for executives holding comparable positions at targeted comparator group companies, which helps the Compensation Committee set compensation at competitive levels. The Compensation Committee, with assistance from Cook & Co., annually reviews specific criteria and recommendations regarding companies to add or remove from the comparator group. The Compensation Committee’s primary criteria are market capitalization, revenue, industry and international operations; secondary criteria are growth in revenue, earnings per share, total shareholder return and brand recognition.

By applying these criteria, the Compensation Committee selected a fiscal 2008 comparator group of 18 companies, as shown in the table below. Although changes to the comparator group are made when appropriate, the Compensation Committee prefers to keep the group substantially consistent from year to year to produce more consistent and useful compensation benchmarking. In May 2008, when the Compensation Committee conducted its annual review of the comparator group for the next fiscal year, it removed Wendy’s International from the comparator group because Wendy’s was acquired in 2008. Otherwise, the comparator group did not change from fiscal 2007 to fiscal 2008.

Starbucks Fiscal 2008 Executive Compensation Comparator Group Companies
Specialty Retail	Consumer Products	Restaurants	Supply Chain/Logistics

Bed Bath & Beyond	Avon Products	Brinker International	FedEx
Best Buy	Clorox	McDonald’s
Gap	Colgate-Palmolive	Wendy’s International
Limited Brands	General Mills	YUM! Brands
Polo Ralph Lauren	Hershey Foods
Staples	NIKE
Whole Foods Market

The Compensation Committee compares each executive officer’s salary, target annual incentive bonus and long-term incentive compensation value, both separately and in the aggregate, to amounts paid for similar positions at comparator group companies. The Compensation Committee’s philosophy is to target annual total direct compensation to executives at approximately the median (or 50th percentile) among comparator group companies (based on the Company’s performance at plan). The Compensation Committee considers the median range to generally be plus or minus 10% of our comparator group’s median. As discussed above, target total direct compensation varies depending on the factors the Compensation Committee considers most relevant each year. Target total direct compensation is set around the beginning of each fiscal year. See “Timing of Executive Compensation Decisions for Fiscal 2008 Compensation” on page 22. Based on Company financial performance in fiscal 2007, in early fiscal 2008 we determined that fiscal 2008 target total direct compensation for executive officers generally should be positioned at approximately the 50th percentile of the comparator group companies.

When determining each element of target total direct compensation, the Compensation Committee reviewed survey data based on a three-year average, other than for Messrs. Burrows and Lopez, given the variability in survey data year over year. For Mr. Lopez, the Compensation Committee reviewed industry-specific fiscal 2007 data because three-year average survey data at the senior vice president level for Mr. Lopez was not compiled. For Mr. Burrows, the Compensation Committee reviewed industry-specific fiscal 2007 data updated through March 2008 (the date Mr. Burrows was promoted) because the committee does not review the three-year-average survey data when reviewing a promotion into a new role. The Compensation Committee used this data when making final fiscal 2008 executive compensation decisions early in fiscal 2008 and for Mr. Burrows in March 2008. Fiscal 2008 target total direct compensation for all named executive officers other than Mr. Coles was positioned near the median for comparable positions among comparator group companies. Mr. Coles’ target total direct compensation for fiscal 2008 was slightly below median as it was his first year as chief operating officer. Mr. Coles reassumed the role of president, Starbucks Coffee International in late fiscal 2008.

The table below compares fiscal 2008 target total direct compensation versus fiscal 2008 total direct compensation actually delivered for each of the named executive officers. Each element of fiscal 2008 compensation is further analyzed below.

	Target Total Direct	Actual Total Direct
Named Executive Officer	Compensation ($)(1)	Compensation ($)(1)	+/− to Target (%)

Howard Schultz	7,880,000	6,690,000	−15%
Peter J. Bocian	1,900,000	1,600,000	−16%
Clifford Burrows	1,671,750 (2)	1,285,000	−23%
Martin Coles	3,450,000	2,725,000	−21%
Gerardo I. Lopez	811,000	645,000	−20%
James L. Donald	7,500,000	N/A (3)	N/A (3)

(1)	Amounts include the target and actual economic value of awards according to a formula used by the Compensation Committee on the recommendation of Towers Perrin, consistent with its methodology for valuing comparator group grants. They do not represent the full grant-date fair value of equity awards as calculated under SFAS 123R.

(2)	The target total direct compensation is based on the benchmarking data reviewed by the Compensation Committee at the time of Mr. Burrows’ promotion in March 2008.

(3)	Mr. Donald’s employment terminated as of January 7, 2008. As such, his actual total direct compensation for fiscal 2008 is not included.

Analysis of Executive Compensation Elements

Base Salary.  We set executive base salaries at levels we believe are competitive based on each individual executive’s role and responsibilities. We review base salaries for executive officers on an annual basis, and at the time of hire, promotion or other change in responsibilities. Base salary changes also impact target annual incentive bonus amounts, and actual annual incentive bonus payouts, because they are based on a percentage of base salary. When reviewing each executive’s base salary, we consider the level of responsibility and complexity of the executive’s job, whether individual performance in the prior year was particularly strong or weak, how the executive’s salary compares to the salaries of other Starbucks executives, and the salaries paid by comparator group companies for the same or similar positions. Consistent with the philosophy discussed above, our executive base salaries generally are set at approximately the median or 50th percentile of salaries paid by comparator group companies for comparable positions. However, as discussed above, in specific cases we set base salaries higher or lower than the median where appropriate. For fiscal 2008, Messrs. Donald’s and Coles’ base salaries were below median. Mr. Coles’ base salary was below median because he was new in his role as chief operating officer. As such, there was a delay in bringing his total compensation up to median as chief operating officer from his previous compensation as president, Starbucks Coffee International. Mr. Donald’s base salary was below median because the Compensation Committee believed that more of his compensation should be in the form of at risk compensation, such as stock options, since he had responsibility for the overall performance of the Company and because Company performance in fiscal 2007 did not warrant an increase in his base salary. For fiscal 2008, Mr. Lopez’s base salary was above median because of his increased responsibilities leading the Global Consumer Products Group (“CPG”) and because CPG is a growing business unit with an expanding global presence. Fiscal 2008 executive base salaries remained unchanged from fiscal 2007 levels, other than for Messrs. Lopez and Bocian, because we believed fiscal 2007 levels remained competitive and Company performance did not warrant an increase. Mr. Lopez received an increase in base salary for the same reason his base salary was set above median as described above. Mr. Bocian also received an increase in base salary because it was his first year as executive vice president, chief financial officer and chief administrative officer. For fiscal 2009, none of the named executive officers received an increase in base salary because the Compensation Committee did not believe the Company’s performance warranted an increase.

Annual Incentive Bonus.  We provide an annual incentive bonus opportunity for executive officers to drive Company, business unit where appropriate, and individual performance on a year-over-year basis. For fiscal 2008, all the executive officers with a title of executive vice president or above, including all the named executive officers, participated in the Executive Management Bonus Plan at target annual incentive bonus amounts expressed as a percentage of base salary. Because Mr. Lopez was a senior vice president in fiscal 2008, he participated in the General Management Incentive Plan in fiscal 2008 at a target annual incentive bonus as a percentage of base salary. The target annual incentive bonus amounts were established so that, when combined with base salary, total cash compensation for our named executive officers was targeted below the 50th percentile of comparator group companies. We believe that executive compensation should align with shareholder interests by placing a significant portion of target total direct compensation at risk, and increasing the amount of pay that is at risk as we give executives greater levels of responsibility. As such, we provide our executive officers with a significant portion of target total direct compensation in the form of equity awards. As a result, target total cash compensation is generally set below the 50th percentile of comparator group companies; however, target total cash compensation combined with target long-term incentive compensation for total direct compensation is targeted at the 50th percentile of comparator group companies as noted above.

The total annual incentive bonus award actually delivered to an executive is determined based on the extent to which objective performance and individual performance goals were achieved. Under the Executive Management Bonus Plan, Company or business unit performance above or below the primary objective target raises or reduces, respectively, the payouts related to both the primary objective performance goal and the individual performance goals, if any. However, Company performance above or below the primary objective does not affect the payouts related to the secondary objective performance goal. The Executive Management Bonus Plan does not permit a payout of more than $3.5 million to any executive officer for any single fiscal year based on achievement of objective performance goals. In addition, under the Executive Management Bonus Plan, if executive officers achieve below 80% of their individual performance goals, then they do not receive any portion of the individual performance payout. For fiscal 2008, the General Management Incentive Plan was a multiplicative plan. As such, the resulting primary objective goal, secondary objective goal and the individual goals are multiplied to determine the total bonus payout. Under the General Management Incentive Plan, failure to achieve the threshold primary objective measure, the threshold secondary objective measure or 50% of the individual performance goals results in a 0% payout. If executive officers under the General Management Incentive Plan achieve below 50% of their individual performance goals, then they do not receive any payout.

For the named executive officers, the annual incentive bonus opportunity was composed of objective performance goals (both primary and secondary) and, for named executive officers other than Messrs. Schultz and Donald, individual performance goals. The primary objective performance goal for the named executive officers with responsibilities that cross business units (Messrs. Schultz, Bocian, Coles and Donald) was adjusted operating income, for Mr. Burrows it was adjusted business unit profit contribution under Europe, Middle East and Africa (“EMEA”) and for Mr. Lopez it was adjusted business unit profit contribution under CPG. Mr. Coles’ primary objective goal was based on adjusted operating income because he was chief operating officer when the goals were approved and remained in that position for ten months of the fiscal year before reassuming the role of president, Starbucks Coffee International. The secondary objective performance goal was adjusted earnings per share. The weighting (as a percentage of each executive’s target annual incentive bonus amount) among the goals for each of the named executive officers for fiscal 2008 was as follows.

	Primary Objective	Secondary Objective	Individual
Named Executive Officer	Goal (%)	Goal (%)	Goal (%)

Howard Schultz	50	50	N/A
Peter J. Bocian	50	30	20
Clifford Burrows(1)
5 months	33.35	33.35	33.3
7 months	50	30	20
Martin Coles	50	30	20
Gerardo I. Lopez(2)	33.35	33.35	33.3
James L. Donald(3)	50	50	N/A

(1)	Per the Letter Agreement with Mr. Burrows dated February 21, 2008 promoting him to lead the U.S. business, Mr. Burrows’ fiscal 2008 bonus was prorated with the first five months of the fiscal year under the General Management Incentive Plan at a bonus target of 40% of his base salary and the last seven months of the fiscal year under the Executive Management Bonus Plan at a bonus target of 65% of his base salary. As such, for the first five months of the fiscal year, the weighting (as a percentage of his target annual incentive bonus amount) was 33.35%/33.35%/33.3% as noted in the table under the General Management Incentive Plan and for the last seven months was 50%/30%/20% as noted in the table under the Executive Management Bonus Plan.

(2)	As a senior vice president, Mr. Lopez participated in the General Management Incentive Plan for fiscal 2008. Effective January 1, 2009, Mr. Lopez was promoted to executive vice president; president, Global Consumer Products, Foodservice and Seattle’s Best Coffee. As an executive vice president, he will participate in the Executive Management Bonus Plan for fiscal 2009.

(3)	Mr. Donald was not eligible for an annual incentive bonus payout for fiscal 2008 as he was not employed at the end of the fiscal year.

Objective Performance Goals

For fiscal 2008, the primary objective performance goal for the executive officers was either adjusted business unit profit contribution (for executives responsible for a single business unit) or adjusted operating income (for executives with responsibilities that cross business units). For compensation purposes, we define operating income as consolidated business unit profit contribution less total unallocated corporate general and administrative expense. The primary objective measures are adjusted to exclude the impact of any (i) significant acquisitions or dispositions of businesses, (ii) one-time, non-operating charges and (iii) accounting changes (including early adoption of any accounting change mandated by any governing body, organization or authority). The secondary objective performance goal was adjusted earnings per share. Earnings per share is adjusted to exclude the impact of any (i) significant acquisitions or dispositions of businesses, (ii) one-time, non-operating charges and (iii) accounting changes (including early adoption of any accounting change mandated by any governing body, organization or authority). Adjusted earnings per share is also adjusted for any stock split, stock dividend or other recapitalization.

We chose these measures because they directly link to Company performance and they are easy to track and communicate. Since business unit profit contribution performance and operating income (primary measure) track core operating performance more closely than earnings per share, for Messrs. Bocian and Coles and for Mr. Burrows (for the seven months he participated in the Executive Management Bonus Plan), we decided to base 50% of the total annual incentive bonus on the primary objective performance measure and 30% of the total annual incentive bonus on the secondary objective performance measure. For Mr. Lopez and Mr. Burrows (for part of the fiscal year), under the General Management Incentive Plan, 33.35% of the total annual incentive bonus was based on the primary objective performance measure and 33.35% of the total annual incentive bonus was based on the secondary objective performance measure. The primary objective performance measure for Messrs. Schultz and Donald was 50% of the total annual incentive bonus and the secondary objective performance measure was 50% of the total annual incentive bonus because, as noted above, 100% of their annual incentive bonuses were based on objective performance goals.

Fiscal 2008 Executive Management Bonus Plan Permitted Payout
for Achievement of Primary Objective Performance Goal
Business Unit Profit Contribution (in Millions US$)			Consolidated
		Consumer	Operating Income
U.S.	International	Products Group	(in Millions US$)	% of Payout		Impact

1,348.9	230.6	223.0	1,374.7	200%	ý	Positively impacts primary measure and individual target percentages
1,342.2	227.2	219.7	1,361.0	175%
1,335.5	223.8	216.4	1,347.4	150%
1,322.3	219.4	213.2	1,326.3	125%
1,309.2	214.1	208.0	1,302.2	100%		Target
1,276.5	207.7	201.8	1,256.1	75%	ý	Negatively impacts primary measure and individual target percentages
1,270.1	205.5	200.7	1,246.0	50%
1,263.8	203.4	199.7	1,235.9	25%
Less than 1,263.8	Less than 203.4	Less than 199.7	Less than 1,235.9	0%

Fiscal 2008 General Management Incentive Plan Permitted Payout for
Achievement of Primary Objective Performance Goal
Business Unit Profit Contribution
(in Millions US$)
EMEA(1)	Consumer Products Group	% of Payout
88.8	223.0	150%
87.6	219.7	135%
86.3	216.4	120%
84.7	213.2	110%
83.1	208.0	100%
81.4	201.8	85%
80.1	200.7	70%
78.9	199.7	50%
Less than 78.9	Less than 199.7	0%

(1)	As noted above, Mr. Burrows’ fiscal 2008 bonus was prorated with the first five months of the fiscal year under the General Management Incentive Plan with a primary objective performance target of business unit profit contribution by EMEA and the last seven months of the fiscal year under the Executive Management Bonus Plan with a primary objective performance target of business unit profit contribution by U.S. The actual performance by EMEA was below the threshold level for achievement of any bonus.

As noted above, the fiscal 2008 primary objective performance measure was either adjusted business unit profit contribution performance or adjusted Company operating income. To provide greater incentive for greater performance, the fiscal 2008 Executive Management Bonus Plan and General Management Incentive Plan primary measure had a sliding scale that provided for annual incentive bonus payouts greater than the target bonus if operating income or the business unit profit contribution performance was greater than the target (up to a 200% payout under the Executive Management Bonus Plan or up to a 150% payout under the General Management Incentive Plan) or less than the target bonus if operating income or the business unit profit contribution performance was lower than the target (subject to a threshold amount). For fiscal 2008, the Company performance of the primary objective measure goal was:

	Target	Actual Performance
Primary Objective Measure	(in Millions US$)	(in Millions US$)	% of Target		Payout ($)

Adjusted U.S. Business Profit Contribution	1,309.2	805.2	61.5		0
Adjusted International Business Profit Contribution	214.1	137.0	64.0		0
Adjusted CPG Business Profit Contribution	208.0	205.3	98.7	(1)	0
Adjusted Operating Income	1,302.2	843.2	64.8		0

(1)	Although 98.7% of the adjusted CPG Business Profit Contribution target was met, the General Management Incentive Plan was a multiplicative plan, which resulted in a 0% payout since the threshold for adjusted earnings per share was not met.

The fiscal 2008 secondary objective performance measure was adjusted earnings per share. As shown in the table below, target adjusted earnings per share for fiscal 2008 was $1.03. To provide greater incentive for greater performance, the fiscal 2008 Executive Management Bonus Plan and the General Management Incentive Plan secondary measure had a sliding scale that provided for bonus payouts greater than the target bonus if adjusted earnings per share was $1.03 or more (up to a 200% payout for $1.07 or greater under the Executive Management Bonus Plan and up to 140% payout for $1.07 or greater under the General Management Incentive Plan) or less than the target bonus if adjusted earnings per share was $1.02 or lower (subject to a threshold adjusted earnings per share of $1.00).

Fiscal 2008 Permitted Payout
for Achievement of Secondary Objective Performance Goal
	Executive Management Bonus Plan	General Management Incentive Plan
Adjusted EPS	% of Payout	% of Payout
$1.07 or greater	200%	140%
$1.06	175%	120%
$1.05	150%	110%
$1.04	125%	105%
$1.03	100%	100%
$1.02	75%	95%
$1.01	50%	90%
$1.00	25%	80%
Less than $1.00	0%	0%

Fiscal 2008 adjusted earnings per share was $0.71, providing for a potential 0% payout. For fiscal 2008, earnings per share of $0.43 was adjusted to $0.71 as a result of $0.28 in charges related to restructuring and transformation costs.

We used adjusted operating income, business unit profit contribution and earnings per share rather than actual operating income, business unit profit contribution and earnings per share calculated under generally accepted accounting principles because we believe adjusted measures give executives a more certain target that is within their sphere of control and accountability. This avoids potentially interfering with the incentive purpose of the awards by increasing or reducing actual bonus payouts based on accounting impacts of extraordinary events and changes in accounting rules. In setting the objective performance target, we consider target Company performance under the board-approved annual operating and long-term strategic plans, the potential payouts based on achievement at different levels on the sliding scale and whether the portion of incremental earnings paid as bonuses rather than returned to shareholders is appropriate. Objective performance goals are generally targeted where they (i) require significant year-over-year growth in our business and (ii) are not easy to achieve. For example, 18.4% growth in adjusted earnings per share from $0.87 in fiscal 2007 was required in order to achieve the target fiscal 2008 adjusted earnings per share of $1.03. For every cent of adjusted earnings per share over the target, we believe it is appropriate to provide for increased executive bonuses due to the significant shareholder returns commonly generated by above-target earnings per share performance. The Compensation Committee and the independent directors have the discretion under the plan to reduce the awards paid under the Executive Management Bonus Plan, but do not have discretion to increase payouts that are based on achievement of the objective performance goals or make a payout based on the objective performance goals if the threshold targets are not achieved.

Individual Performance Goals

For fiscal 2008, all named executive officers participating in annual incentive bonus plans had individual performance goals under such plans other than Messrs. Schultz and Donald, who had only objective performance goals because they were responsible for the financial performance of the entire Company. For other executives, we believe individual bonus goals are appropriate primarily to drive individual performance against strategic corporate initiatives. Individual bonus goals may be set within, but are not limited to, the following five categories:

•	Financial and/or business performance;

•	Strategic focus/transformation strategy;

•	Organizational effectiveness;

•	Partner development; and

•	Personal development.

Individual annual incentive bonus goals vary depending on our strategic plan initiatives and each executive’s responsibilities. Other than for Mr. Lopez and Mr. Burrows (for a portion of the year), individual goals were set at 20% of total incentive bonus goal weighting in fiscal 2008. For Messrs. Lopez and Burrows (for a portion of the year), the individual goals were set at 33.3% of total incentive bonus goal weighting for fiscal 2008. We chose 20% because we wanted to drive individual development of executives while at the same time maximizing tax deductible performance-based compensation. We chose 33.3% under the General Management Incentive Plan because it is a multiplicative plan. Individual annual incentive bonus goals are set prior to the start of each fiscal year. However, in May 2008, in light of the significant changes to the Company, including the adoption of the transformation strategy and changes in management, the executives were asked to re-evaluate and modify their individual goals to reflect the changes in the Company. These goals were then reviewed and approved by both Mr. Schultz and the Compensation Committee. Individual goals for fiscal 2008 under the Executive Management Bonus Plan and General Management Incentive Plan for the other named executive officers were based on the following categories:

•	Peter J. Bocian: financial/business, partner development, organizational effectiveness, strategic focus and personal development.

•	Clifford Burrows: execution, team building, fiscal 2009 preparation and transformation strategy.

•	Martin Coles: financial performance, partner development, organizational effectiveness, transformation strategy and global development.

•	Gerardo I. Lopez: business performance and strategic direction, partner development, organizational effectiveness and business integration and corporate reorganization.

Performance Under the Annual Incentive Plan

After the end of fiscal 2008, the Compensation Committee determined the extent to which the performance goals were achieved, and subsequently approved, certified and recommended to the independent directors (who also approved and certified) the amount of the award to be paid to each participant in the plan. Based on fiscal 2008 financial performance, the target primary and secondary objective goals were not met. As a result, there were no annual incentive bonus payouts under the annual incentive plans for fiscal 2008. The table below shows the fiscal 2008 target annual incentive bonus for each named executive officer as compared to the actual fiscal 2008 bonus payout.

Fiscal 2008 Annual Incentive Bonus Plan Target Bonus vs. Actual Payout
	Target Bonus (as a		Actual Payout
Named Executive Officer	% of Base Pay)		(as a % of Base Pay)

Howard Schultz	100%		0%
Peter J. Bocian	50%		0%
Clifford Burrows	40/65	%(1)	0%
Martin Coles	100	%(2)	0%
Gerardo I. Lopez	40%		0%
James L. Donald(3)	100%		0%

(1)	As a result of his promotion to lead the U.S. business, Mr. Burrows’ fiscal 2008 bonus was prorated with the first five months of the fiscal year under the General Management Incentive Plan at a bonus target of 40% of his base salary and the last seven months of the fiscal year under the Executive Management Bonus Plan at a bonus target of 65% of his base salary.

(2)	Mr. Coles’ fiscal 2008 bonus target was 100% of base pay based on his role as chief operating officer when bonus targets were approved and his remaining in that role for 10 months of the fiscal year. His fiscal 2009 bonus target is 65% of base pay based on reassuming the role of president, Starbucks Coffee International.

(3)	Mr. Donald’s employment terminated as of January 7, 2008. As such, he was not eligible for a year-end bonus under the Executive Management Bonus Plan for fiscal 2008.

Long-Term Incentive Compensation.  We design our long-term incentive compensation program to drive long-term Company performance, align the interests of executives with those of our shareholders and retain executives through long-term vesting and potential wealth accumulation. The Compensation Committee reviews long-term incentive compensation strategy and vehicles at least annually. Our long-term incentive compensation program is broad-based, with over 96,000 partners in 15 countries at all levels, including qualified part-time partners, receiving equity awards in the most recent annual grant in November 2008. The Compensation Committee continues to believe in the importance of equity compensation for all executive officers and the broad-based partner population, for purposes of partner incentive and retention, and alignment of interests with shareholders. Additionally, because we do not have a pension or a supplemental executive retirement plan, we believe our executives plan for their retirement substantially through potential wealth accumulation from equity gains.

In fiscal 2008, as in prior years, long-term performance-based compensation of executive officers consisted of stock option awards as disclosed in the Fiscal 2008 Grants of Plan-Based Awards table on page 42. The Compensation Committee continues to believe that stock options are an appropriate equity vehicle for a portion of long-term incentive compensation for our executives because stock options align their interests with the interests of shareholders by having value only if our stock price increases over time.

The amount of equity granted to executive officers is based on a target economic value, which was set at approximately the 50th percentile of comparator group companies for comparable positions. However, as discussed above, in specific cases we set the target economic value of the equity award higher or lower than the median where appropriate based on factors such as the Company’s prior year performance and individual executive performance. For fiscal 2008, Mr. Bocian’s target economic value for his equity award was above the 50th percentile of comparator group companies as it was his first year as executive vice president, chief financial officer and chief administrative officer and his employment letter included a negotiated equity award. For fiscal 2008, Mr. Lopez’s target economic value for his equity award was below the 50th percentile of comparator group companies to align his award with other senior vice presidents for internal pay equity purposes.

We do not consider the realized or unrealized value of equity awards when determining the target economic value because each equity award is awarded as an incentive to drive future shareholder return. The amount of stock options granted to executive officers for fiscal 2008 was based on a target economic value for the total equity award value. To calculate the number of stock options granted, the total equity award value was divided by a closing price multiplier. The closing price multiplier was equal to the closing market price of Starbucks stock on the date of grant multiplied by a Black-Scholes factor of .35. The Black-Scholes factor of .35 is based on an option value ratio recommended by Towers Perrin. Towers Perrin arrives at the option value ratio based on maintaining comparable assumptions to those used to develop competitive market levels and to maintain year-over-year consistency so that the amount of stock options granted is primarily determined by Company financial performance and less influenced by changes in the estimated option value. As such, Starbucks has applied the same Black-Scholes factor of .35 for the last four years.

The amounts shown in the table below represent the target economic value of awards according to a formula used by the Compensation Committee on the recommendation of Towers Perrin. They do not represent the full grant-date fair value calculated under SFAS 123R.

Named Executive Officer	Fiscal 2008 Target Option Award Value ($)

Howard Schultz	5,500,000
Peter J. Bocian	1,000,000
Clifford Burrows	690,000
Martin Coles	2,000,000
Gerardo I. Lopez	230,000
James L. Donald	5,500,000

Performance-Based Restricted Stock Units for Fiscal 2009.  In November 2008 (early fiscal 2009) the Compensation Committee introduced performance-based restricted stock units (“performance RSUs”) as part of the total target long-term incentive compensation award for executive officers, with 50% of the award granted to executive officers in the form of stock options and 50% in the form of performance RSUs. Performance RSUs may be earned based on achievement of adjusted earnings per share for fiscal 2009. Each named executive officer may achieve between 0% to 200% of the target award amount. The Compensation Committee will determine and certify the actual level of attainment of the performance goal. Based on the level of attainment, the target number of performance RSUs will be multiplied by the applicable percentage of achievement. The number of performance RSUs resulting from the calculation will constitute the maximum number of restricted stock units that may vest under the award. The earned performance RSUs will vest 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant. The Compensation Committee and the independent directors do not have discretion to increase payouts that are based on achievement of the performance goal. As noted above, Mr. Schultz will not participate in the Executive Management Bonus Plan for fiscal 2009 and his entire fiscal 2009 long-term incentive grant was in the form of stock options. As such, he did not receive performance RSUs for fiscal 2009.

Perquisites and Other Executive Benefits.  Our executive compensation program includes limited executive perquisites and other benefits. The aggregate incremental cost of providing perquisites and other benefits to the named executive officers is included in the amount shown in the “All Other Compensation” column of the Summary Compensation Table on page 40 and detailed in the “Fiscal 2008 All Other Compensation” table on page 41. We believe the perquisites and other executive benefits we provide are representative of benefits offered by the companies with whom we compete for executive talent, and therefore offering these benefits serves the objective of attracting and retaining top executive talent. In the Compensation Committee’s view, some of the perquisites and other benefits, particularly home and personal security services, are provided for the Company’s benefit notwithstanding the incidental personal benefit to the executive. A discussion and analysis of perquisites follows.

•	Personal Use of Corporate Aircraft. Under our corporate aircraft use policy, the chairman, president and chief executive officer, the chief financial officer and other members of management with the approval of the chairman, president and chief executive officer are permitted limited personal use of the corporate-owned aircraft, but are required to reimburse Starbucks for those costs. Those reimbursements are discussed in the section “Certain Relationships and Related Transactions” on page 51.

•	Security. Under our executive security program, we provide security services to the chairman, president and chief executive officer and certain other executives. Security services include home security systems and monitoring and, in the case of the chairman, president and chief executive officer, personal security services. The board considers these expenses appropriate to protect Starbucks notwithstanding the incidental personal benefit to the executives.

•	Replacement of Split-Dollar Life Insurance Benefit. In fiscal 2005, we terminated our obligations to pay premiums with respect to split-dollar life insurance arrangements with Mr. Schultz in exchange for an annual cash payment in an amount sufficient for him acquire a like benefit. The original split-dollar agreements and policies were put in place over 10 years ago as a benefit to Mr. Schultz. We terminated the agreements due to a change in law, not because we wanted to reduce the scope of benefits provided to Mr. Schultz.

•	Executive Physicals. We offer to pay for an annual physical examination for all senior vice presidents and above, which includes all executive officers. We provide the physicals at minimal cost for the Company’s benefit, in an effort to minimize the risk of losing the services of senior management due to unforeseen significant health issues.

•	Executive Life and Disability Insurance. We provide life and disability insurance to our vice presidents and above, including all executive officers, at a higher level than is provided to partners generally. We believe this is a standard benefit offered to management employees by comparator group companies.

•	Expatriate Package. Under limited circumstances, we provide certain perquisites to officers that expatriate to another country for work on the Company’s behalf. Mr. Burrows, prior to assuming his new role as president, Starbucks Coffee U.S. in March 2008, was located in the Netherlands as an expatriate from the United Kingdom. During his time in the Netherlands, Mr. Burrows received tax preparation assistance, a car allowance, a housing allowance, tax equalization and a goods and services differential. The amount for each of these perquisites is detailed in the Fiscal 2008 All Other Compensation Table on page 41. Upon assuming his new role, Mr. Burrows no longer receives the expatriate perquisites. We believe this is a standard package offered to expatriated employees at global companies.

•	Relocation Expenses. The Company agreed to pay the relocation expenses in connection with Mr. Burrows’ promotion to president, Starbucks Coffee U.S. These expenses include: new home purchase closing costs, moving expenses, new area orientation tour, temporary housing and a miscellaneous expense payment of up to $15,000 (less payroll taxes). The amount recognized in fiscal 2008 for each of these perquisites is detailed in the Fiscal 2008 All Other Compensation Table on page 41. We believe this is a standard package offered by global companies to executive employees that are asked to relocate.

Discretionary Bonuses and Equity Awards.  We pay sign-on, first-year guaranteed and other bonuses and grant new-hire equity awards where necessary or appropriate to attract top executive talent from other companies. Executives we recruit often have a significant amount of unrealized value in the form of unvested equity and other forgone compensation opportunities. Sign-on and first-year guaranteed bonuses and special equity awards are an effective means of offsetting the compensation opportunities executives lose when they leave a former employer to join Starbucks. We typically require newly recruited executives to return a pro rata portion of their sign-on bonus if they voluntarily leave Starbucks within a certain period of time (usually one year) after joining us. We did not award a discretionary cash bonus to any named executive officer in fiscal 2008.

We grant discretionary equity awards from time to time where appropriate to retain key executives or recognize expanded roles and responsibilities. Discretionary equity awards have almost always taken the form of stock options. However, in fiscal 2007 for the first time we granted time-based RSUs for retention purposes. We granted time-based RSUs to better serve retention purposes by ensuring that the awards will have value if they vest since the ultimate value of time-based RSUs, unlike stock options, does not depend solely on our stock price increasing over time. On May 8, 2008 we granted 38,360 restricted stock units to Mr. Bocian. The amount awarded was equal to his annual base salary divided by stock price on the date of grant. The restricted stock units would have vested over a four-year period, with 50% vesting on the second anniversary of the date of grant and 50% vesting on the fourth anniversary of the date of grant; however, Mr. Bocian resigned from the Company effective November 25, 2008. Consequently, the restricted stock units were forfeited upon his resignation. The Compensation Committee approved the grant to Mr. Bocian for retention purposes as all of Mr. Bocian’s previously granted stock options were “underwater” at the time of the restricted stock unit grant (meaning the exercise prices of the options were greater than our then-current stock price). On March 18, 2008, we granted 37,222 stock options to Mr. Burrows in connection with his promotion to president, Starbucks Coffee U.S. The amount was based on the benchmarking data reviewed by the Compensation Committee when determining his target total direct compensation at the time of promotion. The stock options become exercisable in two increments of 9,306 shares each on March 18, 2009 and 2010, and in two increments of 9,305 shares each on March 18, 2011 and 2012.

Deferred Compensation.  Some executive officers participate in the Management Deferred Compensation Plan, which defers cash compensation. Mr. Schultz also participates in a deferred stock plan.

•	Management Deferred Compensation Plan. We offer participation in the plan to a select group of management and highly compensated partners, including but not limited to executive officers, because their participation in our 401(k) plan is limited under federal income tax rules and we believe they should have other similar means of saving for retirement. We do not pay or guarantee above-market returns. The appreciation, if any, in the account balances of plan participants is due solely to contributions by participants, any Company matching contributions and the underlying performance of the investment funds selected by the participants. The investment alternatives available to Management Deferred Compensation Plan participants are identical to those available to 401(k) plan participants.

•	1997 Deferred Stock Plan. Under the 1997 Deferred Stock Plan, key partners designated by the Compensation Committee could elect to defer gains from stock option exercises by being credited with deferred stock units payable in shares of common stock upon the expiration of the deferral period specified by the executive. In September 1997, Mr. Schultz elected to defer receipt of 3,394,184 shares of common stock (as adjusted for stock splits since 1997). In November 2006, with the consent of the Compensation Committee, Mr. Schultz elected to re-defer receipt of the shares until December 2012 (or earlier if his employment with Starbucks terminates). Although the Compensation Committee may consider another re-deferral by Mr. Schultz, we no longer permit new deferrals.

General Partner Benefits.  Executives are eligible to participate in all benefit plans we offer to partners generally. This helps us attract and retain top executive talent.

•	Employee Stock Purchase Plan. Among the plans we offer to U.S. and Canadian partners generally, including executive officers, is our U.S. tax-qualified employee stock purchase plan. Under the plan, eligible partners may acquire our stock at a discount price through payroll deductions. For fiscal 2008, the plan had a three-month look-back and allowed participants to buy stock at a 15% discount to the lower of the market price on the first or last trading day of the period. No plan participant could purchase more than $25,000 in market value of our stock under the plan in any calendar year.

Other Policies and Considerations

Internal Pay Equity

Compensation of Other Named Executive Officers in Relation to One Another and to the Chairman, President and Chief Executive Officer

As noted above, the Compensation Committee considers internal pay equity, among other factors, when making compensation decisions. However, the Compensation Committee does not use a fixed ratio or formula when comparing compensation among executive officers. In addition, the Compensation Committee reviews executive compensation on the same basis for each of the named executive officers, including our chairman, president and chief executive officer.

Our chairman, president and chief executive officer is compensated at a higher level than other executive officers due to his significantly greater level of experience, accountability and responsibility. However, Mr. Schultz’s base salary has not increased since fiscal 2004. Mr. Schultz receives more of his pay in the form of long-term incentive compensation, rather than annual cash compensation, as compared to the compensation of the other named executive officers. Given Mr. Schultz’s responsibility for overall Company performance, the Compensation Committee believes greater compensation in the form of long-term incentive compensation will align his compensation with the long-term performance of the Company. The Compensation Committee believes this is consistent with market practices whereby companies compensate chief executive officers at a higher level than the other executive officers and weight the chief executive officer’s total compensation more heavily toward long-term incentive compensation.

We believe the fiscal 2008 target total direct compensation we paid to Messrs. Bocian, Burrows, Coles, Lopez and Donald in relation to the compensation targeted for Mr. Schultz and to one another is reasonable and appropriate given each executive’s responsibilities and fiscal 2007 performance.

•	Mr. Bocian. Mr. Bocian’s fiscal 2008 target total direct compensation was lower than that of Messrs. Donald and Coles. Mr. Bocian’s compensation was below Mr. Donald’s compensation as Mr. Bocian did not have the same level of responsibility and accountability for overall Company performance. Mr. Bocian’s compensation was below Mr. Coles’ compensation as Mr. Bocian was compensated at the executive vice president level while Mr. Coles was compensated at the chief operating officer level. Mr. Bocian’s compensation was higher than Messrs. Burrows and Lopez since Mr. Burrows was not promoted until February 2008 to his new role as president, Starbucks Coffee U.S. and as such was not compensated as an executive officer until his promotion, and Mr. Lopez was compensated at the senior vice president level.

•	Mr. Burrows. Mr. Burrows’ fiscal 2008 target total direct compensation was lower than that of our other named executive officers (other than Mr. Lopez), because he was compensated as a senior vice president until he was promoted to president, Starbucks Coffee U.S.

•	Mr. Coles. Mr. Coles’ fiscal 2008 target total direct compensation was higher than that of the other named executive officers (other than Messrs. Schultz and Donald) because his compensation was targeted as chief operating officer. As such, he received higher targeted compensation due to his broad responsibilities relative to our other named executive officers.

•	Mr. Lopez. Mr. Lopez’s fiscal 2008 target total direct compensation was lower than the other named executive officers because he was compensated as a senior vice president.

•	Mr. Donald. Mr. Donald’s fiscal 2008 target total direct compensation was higher than that of the other named executive officers (other than Mr. Schultz) due to his greater responsibility for overall Company performance as the Company’s then president and chief executive officer.

Change-in-Control and Termination Arrangements

We do not provide special change-in-control benefits to executives. Our only change-in-control arrangement, which applies to all partners with equity compensation awards, is accelerated vesting of equity. We do, however, occasionally offer a severance benefit arrangement for new executive officers to provide for one year’s base salary if we terminate his or her employment for any reason other than “cause” (which generally requires misconduct) within one year of the executive’s hire date. We may also offer a severance benefit arrangement for terminated or separated executives as part of a negotiated termination of employment in exchange for a release of claims against the Company and other covenants in the best interests of the Company. Other than as described below, none of our named executive officers for fiscal 2008 has any such severance benefit arrangement.

On January 22, 2008, in connection with Mr. Donald’s separation, the Company entered into a Separation Agreement and Release with Mr. Donald. Pursuant to the agreement, we agreed to pay Mr. Donald a severance amount equal to $1,250,000. The Compensation Committee believes that the separation amount was appropriate and in the best interests of the Company in exchange for certain covenants provided by Mr. Donald. A detailed description of the agreement can be found on page 48. The amount paid in fiscal 2008 is noted in the Fiscal 2008 All Other Compensation Table on page 41.

Mr. Bocian resigned from the Company effective November 25, 2008. He did not receive compensation in connection with his resignation.

Executive Stock Ownership Guidelines

We adopted stock ownership guidelines for senior executives in September 2007 to ensure that our executives have a long-term equity stake in Starbucks. The guidelines apply to all executive vice presidents and above. The guidelines require covered executives to have achieved a minimum investment in Starbucks stock within five years. Minimum investment levels for each job title are:

Job Title	Minimum Investment

chairman, president and chief executive officer	$5,000,000
president(1)	$2,000,000
executive vice president	$750,000

(1)	For fiscal 2008, applied to the named executive officers Messrs. Burrows and Coles.

The unrealized value of vested, in-the-money stock options counts for up to 25% of the required minimum investment. Unrealized value is measured as the difference between aggregate exercise price and aggregate market value of underlying shares. Shares held prior to the effective date of the guidelines and shares purchased and held under our employee stock purchase plan also count toward satisfying the investment requirement. The Compensation Committee monitors each executive’s progress toward the minimum investment on an annual basis. We disfavor hedging transactions that limit or eliminate the economic risk to our executives and partners of owning our stock and, to our knowledge, no such arrangements are currently outstanding. Our insider trading policy requires general counsel pre-approval of any such hedging transactions.

Equity Grant Timing Practices

All stock options granted at Starbucks have an exercise price equal to the closing market price of our stock on the grant date. In September 2008, our board approved the following revised equity compensation grant timing guidelines:

Regular Annual Grant Dates.  Regular annual grants for partners and non-employee members of the board are approved at the November Compensation Committee and board meetings, and the grant date for such annual grants is the second business day after the public release of fiscal year-end earnings. However, if fiscal year-end earnings are released before the November Compensation Committee and board meetings, then the grant date will be the Monday following such meetings. The grants are approved as formulas based on a specified dollar amount; the number of shares and exercise price for each option grant are determined based on the closing market price of our stock on the grant date, and the number of shares for each restricted stock unit is determined by dividing the dollar amount by the closing market price of our stock on the grant date. For fiscal 2008, a group of management partners below the executive level received time-based RSUs as part of their annual grant. The March 2008 grant date for those restricted stock units was set in advance by the Compensation Committee at its November 2007 meeting.

Grant Dates for New Hires and Promotions.  Grant dates for new hire and promotion grants are determined as follows:

•	Standard New Hire/Promotion Grants to Vice Presidents and Below. Grants to newly hired or newly promoted partners with titles of vice president or below that fall within parameters previously approved by the Compensation Committee are approved by written action of the chief executive officer acting under a delegation from the committee. These grants generally occur on the same date each month and cover partners whose offer letters are signed and who are working in their new positions as of an earlier date in that month.

•	All Other New Hire/Promotion Grants. All other new hire/promotion grants are approved by resolution of the Compensation Committee and, unless a future effective date is specified, are effective as of the date of the meeting at which they are approved or, in the case of written consents, as of the date the last committee member signs the consent (in the event the date the last Committee member signs the consent falls on a weekend or holiday, the grant will occur on the next trading day). “Other new hire/promotion grants” include grants (i) to senior vice presidents or above under all circumstances and (ii) to vice presidents or below for new hire or promotion grants outside of the parameters the Compensation Committee has delegated the chief executive officer authority to approve.

Grant Dates for Other Equity Awards.  Grant dates for equity awards other than annual equity award grants and new hire/promotion grants are determined as follows:

•	Grants to Vice Presidents and Below by the Chief Executive Officer with Delegated Authority. Grants to partners with titles of vice president or below that fall within the parameters previously approved by the Compensation Committee are approved by written consent of the chief executive officer acting under delegation from the committee. These grants generally occur on the same date each month.

•	All Other Equity Award Grants. All other equity award grants are approved by resolution of the Compensation Committee and, unless a future effective date is specified, are effective as of the date of the meeting at which they are approved or, in the case of written consents, as of the date the last committee member signs the consent (in the event the date the last committee member signs the consent falls on a weekend or holiday, the grant will occur on the next trading day).

Initial Grant Dates for Newly Elected Non-Employee Directors.  The grant date for initial grants to newly elected non-employee members of the board is the date of election to the board, if the election date is open for trading under our blackout policy for stock trading, or as of the first open trading day after the election date, if the election date is not open for trading under our blackout policy.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code prevents us from taking a tax deduction for non-performance-based compensation in excess of $1 million in any fiscal year paid to the chief executive officer and the three other most highly compensated named executive officers (excluding the chief financial officer). We refer to these executives as the “Section 162(m) covered executives.” In designing our executive compensation program, we carefully consider the effect of Section 162(m) together with other factors relevant to our business needs. We design annual incentive and long-term performance awards to be tax-deductible to Starbucks, so long as preserving the tax deduction does not inhibit our ability to achieve our executive compensation objectives. We will pay non-deductible compensation when necessary to achieve our executive compensation objectives. The tax deductibility under Section 162(m) of fiscal 2008 executive compensation is as follows:

Base Salary.  The fiscal 2008 base salary paid to the individual executive officers covered by Section 162(m) is fully deductible under Section 162(m), except for $128,997 of the salary paid to Mr. Schultz.

Annual Incentive Bonus.  The Executive Management Bonus Plan, as in effect during fiscal 2008, was designed to enable at least 80% of the annual incentive bonuses paid to Messrs. Bocian and Coles and Mr. Burrows (for part of the year) and 100% of such amounts paid to Messrs. Schultz and Donald to qualify as performance-based and therefore be deductible under Section 162(m). We believe it is important for the executive team below the chairman, president and chief executive officer to have individual performance bonus goals in order to drive specific behaviors and business initiatives, even if it means a portion of their bonuses will not be tax-deductible. There were no bonus payouts under the annual incentive plans for fiscal 2008 performance.

Stock Options.  Stock options granted to the covered executive officers are designed to qualify as Section 162(m) performance-based compensation, and any gain upon exercise of the options should be fully deductible under Section 162(m).

Other Compensation.  Other compensation paid to the Section 162(m) covered executives that is not considered “performance-based” under Section 162(m) is not deductible to the extent that it, together with other non-performance based compensation such as base salary, or discretionary bonuses, exceeds $1 million in any fiscal year. For fiscal 2008, these amounts included a total of $262,028, composed of Mr. Schultz’s imputed income of (a) $14,274 related to passengers on personal flights using corporate aircraft (federal tax rules require imputing income despite Mr. Schultz’s reimbursement of our aggregate incremental cost of those flights), (b) $11,504 for life and long-term disability insurance premiums paid by Starbucks and (c) $236,250 payment to replace a split-dollar life insurance benefit formerly provided to him, as more fully explained on page 34.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Starbucks 2008 10-K and this proxy statement.

Respectfully submitted,

Barbara Bass (Chair)
William W. Bradley
Olden Lee
Myron E. Ullman, III

Summary Compensation Table

The following table sets forth information regarding the fiscal 2008 compensation for our chief executive officer, chief financial officer (at year-end), our three other most highly compensated executive officers in fiscal 2008 plus Mr. Donald, our former president and chief executive officer (our “named executive officers”). Columns required by SEC rules are omitted where there is no amount to report. The table also sets forth information regarding the fiscal 2007 compensation for Messrs. Schultz, Coles and Donald because they were also named executive officers in fiscal 2007.

						Non-Equity
			Stock	Option		Incentive Plan	All Other
		Salary	Awards	Awards		Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)		($)(4)	($)(5)	($)

Howard Schultz	2008	1,190,000	—	7,730,540		—	764,366	9,684,906
chairman, president and chief executive officer	2007	1,190,000	—	8,576,816		—	861,398	10,628,214
Peter J. Bocian(6)	2008	594,711	89,307	1,041,683		—	3,543	1,729,244
former executive vice president, chief financial officer and chief administrative officer
Clifford Burrows	2008	565,990	373,542	434,902		—	610,151	1,984,585 (7)
president, Starbucks Coffee U.S.
Martin Coles	2008	725,000	—	1,914,850		—	46,184	2,686,034
president, Starbucks Coffee International	2007	638,462	—	1,473,570		233,552	10,593	2,356,177
Gerardo I. Lopez	2008	411,827	747,097	456,696		—	5,789	1,621,409
executive vice president; president, Global Consumer Products, Foodservice and Seattle’s Best Coffee(8)
James L. Donald	2008	311,538	—	(2,506,849	)(9)	—	875,447	(1,319,864)
former president and chief executive officer	2007	1,000,000	—	6,492,771		—	36,920	7,529,691

(1)	See page 27 for discussion and analysis of base salary levels.

(2)	These amounts reflect the aggregate compensation costs for financial statement reporting purposes for fiscal 2008 under SFAS 123R for restricted stock units granted in fiscal 2008 and fiscal 2007. These amounts do not reflect amounts paid to or realized by the executive for fiscal 2008. For information on the assumptions used to calculate the compensation costs, see Note 14 to the audited consolidated financial statements in our 2008 10-K and Note 13 to the audited consolidated financial statements in our Form 10-K for the fiscal year ended 2007. As required by SEC rules, the amounts reported have been adjusted to exclude the estimated effect of service-based forfeiture assumptions used for financial reporting purposes. See the Fiscal 2008 Grants of Plan-Based Awards table on page 42 for the grant date fair value of each restricted stock unit granted in fiscal 2008. Restricted stock units do not accelerate upon retirement.

(3)	These amounts reflect the aggregate compensation costs for financial statement reporting purposes for each fiscal year in the table under SFAS 123R for stock options granted in such fiscal year and the amount of compensation cost for financial reporting purposes under SFAS 123R arising from prior year equity grants that is required to be included in the fiscal year reported. These amounts do not reflect amounts paid to or realized by the executive for fiscal 2008. For information on the model and assumptions used to calculate the compensation costs, see Note 14 to the audited consolidated financial statements in our 2008 10-K and Note 1 to the audited consolidated financial statements in our Form 10-K for the fiscal year ended 2006. The assumed expected term of stock options shown in Note 14 is a weighted average expected term covering all optionees. However,

Mr. Schultz’s historical practice of not exercising stock options until very late in their term requires us to apply a unique expected term assumption that exceeds eight years when valuing options granted to him for purposes of SFAS 123R. As required by SEC rules, the amounts reported have been adjusted to exclude the estimated effect of service-based forfeiture assumptions used for financial reporting purposes. See the Fiscal 2008 Grants of Plan-Based Awards table on page 42 for the grant date fair value of each stock option award granted in fiscal 2008. In addition, under SFAS 123R, the fair value of a stock option granted to a retirement-eligible partner will be expensed earlier than an identical stock option granted to a partner who is not retirement eligible. The options granted to Mr. Schultz on November 16, 2005 were amortized to his retirement eligible date of July 19, 2008; however, Mr. Schultz waived the accelerated vesting feature for options granted subsequent to fiscal year 2006.

(4)	This amount represents an annual incentive bonus award paid for fiscal 2007.

(5)	The table below shows the components of “All Other Compensation” for the named executive officers, calculated at the aggregate incremental cost to Starbucks.

Fiscal 2008 All Other Compensation Table

							Insurance
							Premiums
							& Annual	Retirement Plan
	Relocation		Severance		Security		Physical	Contributions		Other		Total
Name	($)		($)		($)		($)	($)		($)		($)

Howard Schultz	—		—		511,079		3,237	13,800		236,250	(A)	764,366
Peter J. Bocian	—		—		—		3,543	—		—		3,543
Clifford Burrows	176,034	(B)	—		—		1,743	31,357	(C)	401,017	(D)	610,151
Martin Coles	—		—		38,504	(E)	2,880	4,800		—		46,184
Gerardo I. Lopez	—		—		—		2,114	3,675		—		5,789
James L. Donald	—		865,385	(F)	4,602		960	4,500		—		875,447

(A)	As more fully explained on page 34, represents the amount paid to Mr. Schultz in consideration of the replacement of a split-dollar life insurance benefit we formerly provided him. As discussed on page 51, Mr. Schultz reimbursed us for the aggregate incremental cost of his personal use of corporate aircraft during fiscal 2008.

(B)	As more fully explained on page 35, includes expenses related to Mr. Burrows’ relocation to the United States in connection with his promotion to president, Starbucks Coffee U.S.

(C)	This amount reflects Starbucks contributions on Mr. Burrows’ behalf into an individual pension plan that was part of his U.K. compensation prior to his promotion to president, Starbucks Coffee U.S. in March 2008.

(D)	As more fully explained on page 34, includes expenses as part of Mr. Burrows’ expatriate package. Such expenses include: $27,617 in reimbursement for tax preparation fees; $13,379 for a car allowance; $62,583 for a housing allowance; $292,136 for tax equalization, and $5,302 for a goods and services differential.

(E)	Includes a portion of security costs that were invoiced in British pound sterling. For those invoices, the amounts were converted to U.S. dollars using the exchange rates reported on www.Oanda.com. The average currency rate for October 1, 2007 through September 28, 2008 was used to calculate the conversion. For British pound sterling, the conversion rate was 1.97390 USD/GBP.

(F)	Per the Separation Agreement and Release dated January 22, 2008 with Mr. Donald, our former president and chief executive officer, Mr. Donald will receive $1,250,000, payable in equal amounts on a bi-weekly basis during the 12-month period following his separation date of January 7, 2008.

(6)	Mr. Bocian resigned from the Company effective November 25, 2008 (after fiscal 2008 year-end).

(7)	Prior to his promotion in March 2008 to president, Starbucks Coffee U.S., Mr. Burrows received all of his compensation (other than as noted below) in British pound sterling as he was on the United Kingdom payroll expatriated to the Netherlands. Mr. Burrows received his housing allowance and tax equalization in Euros. All amounts were converted to U.S. dollars using the exchange rates reported on www.Oanda.com. The average currency rate for October 1, 2007 through March 11, 2008 (beginning of fiscal year 2008 to the date his promotion) was used to calculate the conversion. For British pound sterling, the conversion rate was 2.01299 USD/GBP. For Euros, the conversion rate was 1.46221 USD/Euro.

(8)	Effective January 1, 2009, Mr. Lopez was promoted to executive vice president; president, Global Consumer Products, Foodservice and Seattle’s Best Coffee. Prior to January 1, 2009, Mr. Lopez was senior vice president; president, Global Consumer Products, Foodservice and Seattle’s Best Coffee.

(9)	Pursuant to SEC rules, this amount reflects the reversal of only the previously expensed portions of the awards that were reported in the fiscal 2007 proxy statement (Starbucks first proxy statement under the new SEC rules). The SFAS 123R grant date fair value of the stock options forfeited in fiscal 2008 that were granted in fiscal 2008, due to Mr. Donald’s termination, was $4,695,763.

Fiscal 2008 Grants of Plan-Based Awards

The following table sets forth information regarding fiscal 2008 annual incentive bonus awards and equity awards granted to our named executive officers in fiscal 2008. Columns required by SEC rules are omitted where there is no amount to report.

							All Other	All Other
							Stock	Option		Grant
							Awards:	Awards:	Exercise	Date Fair
				Estimated Future Payouts			Number of	Number of	or Base	Value of
				Under Non-Equity Incentive			Shares of	Securities	Price of	Stock and
				Plan Awards(1)			Stock or	Underlying	Option	Option
		Approval		Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Award	Date(2)	Grant Date	($)	($)	($)	(#)	(#)	($/Sh)	($)

Howard Schultz	A. Annual Incentive	—	—	148,750	1,190,000	2,380,000	—	—	—	—
	B. Stock Options	11/14/07	11/19/07	—	—	—	—	687,113	22.87	7,786,105
Peter J. Bocian	A. Annual Incentive	—	—	22,500	300,000	600,000	—	—	—	—
	B. Stock Options	11/14/07	11/19/07	—	—	—	—	124,930	22.87	853,772
	C. Restricted Stock Units	5/6/08	5/8/08	—	—	—	38,360	—	—	608,006
Clifford Burrows	A. Annual Incentive	—	—	106,170	324,771	758,625	—	—	—	—
	B. Stock Options	11/13/07	11/19/07	—	—	—	—	43,725	22.87	298,817
	C. Stock Options	3/18/08	3/18/08	—	—	—		37,222	18.24	195,851
Martin Coles	A. Annual Incentive	—	—	54,375	725,000	1,450,000	—	—	—	—
	B. Stock Options	11/14/07	11/19/07	—	—	—	—	249,859	22.87	1,707,536
Gerardo I. Lopez	A. Annual Incentive	—	—	149,400	166,000	514,600	—	—	—	—
	B. Stock Options	11/14/07	11/19/07	—	—	—	—	28,734	22.87	196,368
James L. Donald	A. Annual Incentive	—	—	125,000	1,000,000	2,000,000	—	—	—	—
	B. Stock Options	11/14/07	11/19/07	—	—	—	—	687,113	22.87	4,695,763

(1)	This includes information under both the Executive Management Bonus Plan and General Management Incentive Plan. Because the Executive Management Bonus Plan is additive and the General Management Incentive Plan is multiplicative, the threshold, target and maximum amounts are calculated differently under each plan. Other than Messrs. Burrows and Lopez, each annual incentive award was payable under the Executive Management Bonus Plan. Per the Letter Agreement with Mr. Burrows dated February 21, 2008 promoting him to lead the U.S. business, Mr. Burrows’ fiscal 2008 target bonus was payable based on a prorated calculation with the first five months of the fiscal year under the General Management Incentive Plan at a bonus target of 40% of his base salary and the last seven months of the fiscal year under the Executive Management Bonus Plan at a bonus target of 60% of his base salary. Mr. Lopez’s annual incentive award was payable under the General Management Incentive Plan.

(2)	Annual option awards granted in November 2007 were approved by the independent directors on the recommendation of the Compensation Committee. The March 2008 grant of options to Mr. Burrows and the May 2008 grant of time-based RSUs to Mr. Bocian were approved by the Compensation Committee. In accordance with our equity grant timing policy in place at the time of the November 2007 grant, the grant date for the regular annual option grant (which was approved on November 14, 2007 (November 13, 2007 for Mr. Burrows) for the fiscal 2008 grants) was the second business day after our fiscal 2007 earnings release, which fell on Monday, November 19, 2007. In September 2008, the board revised the equity grant timing policy as described beginning on page 38.

The following narrative discusses the material information necessary to understand the information in the table above.

Equity Awards.  The amount of stock options granted to executive officers is based on a target economic value for the total equity award value. To calculate the number of stock options granted, the total equity award value is divided by a closing price multiplier. The closing price multiplier is equal to the closing market price of Starbucks stock on the date of grant multiplied by a Black-Scholes factor recommended by Towers Perrin. For fiscal 2008, the Black-Scholes factor was .35. The stock options shown in the table were awarded in early fiscal 2008. A discussion and analysis of how award levels were determined begins in the “Long-Term Incentive Compensation” section on page 33. All stock options shown in this table were granted under the 2005 Key Employee Plan Sub-Plan (“2005 Key Employee Plan”) to our 2005 Long-Term Equity Incentive Plan and have an exercise price equal to the closing market price of our common stock on the date of grant. These options vest in four equal annual installments beginning on the first anniversary of the grant date, subject to continued employment with us, and expire 10 years after the date of grant. All stock options will become fully vested and exercisable (i) if the recipient terminates his employment after the age of 55 and at least 10 years of credited service with Starbucks (other than with respect to Mr. Schultz, as explained below) and (ii) under the circumstances described beginning on page 49 under “Equity Acceleration.”

Mr. Schultz voluntarily waived accelerated vesting of the options upon termination of employment after age 55 and 10 years of service, which he attained during the vesting period of this grant. Mr. Schultz agreed to forgo this accelerated retirement vesting so we would not be required to similarly accelerate the recognition of expense for the award in our financial statements. The grant date fair value of each stock option awarded to Mr. Schultz is significantly greater than the fair value of stock options granted to the other named executive officers because Mr. Schultz’s historical practice of not exercising stock options until very late in their term has resulted in a longer expected term for his options than the other executives. The longer expected life leads to a significantly higher fair value under SFAS 123R.

As noted above, on May 8, 2008 Mr. Bocian received a grant of 38,360 time-based RSUs. The restricted stock units would have vested over a four-year period, with 50% vesting on the second anniversary of the date of grant and 50% vesting on the fourth anniversary of the date of grant; however, Mr. Bocian resigned from the Company effective November 25, 2008, so, the restricted stock units were forfeited upon his resignation.

Non-Equity Incentive Plan Awards.  These amounts reflect the potential threshold, target and maximum annual incentive bonus awards payable to our named executive officers under our annual incentive bonus plans for fiscal 2008. Amounts shown are calculated as a percentage of year-end base salary ($1,190,000 for Mr. Schultz; $600,000 for Mr. Bocian; $595,000 for Mr. Burrows; $725,000 for Mr. Coles; $415,000 for Mr. Lopez and $1,000,000 for Mr. Donald). Threshold amounts for the primary objective goal are based on the achievement of the fiscal 2008 adjusted business unit profit contribution (for executives responsible for a single business unit) or adjusted operating income (for executives with responsibilities that cross business units). The threshold amount for the secondary objective goal is based on the achievement of the fiscal 2008 adjusted earnings per share at the threshold of $1.00, permitting a payout of 25% of the portion of the total bonus attributable to achievement of the secondary objective goal under the Executive Management Bonus Plan and a payout of 80% under the General Management Incentive Plan. See discussion and analysis beginning on page 27. For Messrs. Bocian, Burrows, Coles and Lopez, the threshold amounts are also based on achievement of their individual bonus goals at the minimum 80% level required for any payout under the Executive Management Bonus Plan and a minimum 50% level under the General Management Incentive Plan. In fiscal 2008, Messrs. Schultz and Donald did not have individual performance goals under the annual incentive plan. Target bonus amounts assume achievement of the objective goals at the target amounts (as described beginning on page 29) and, for Messrs. Bocian, Burrows, Coles and Lopez, achievement of 100% of individual bonus goals. Maximum bonus amounts assume achievement of the objective goals at the maximum amounts or more (as described beginning on page 29) and, for Messrs. Bocian, Burrows, Coles and Lopez, achievement of 100% of individual bonus goals. None of the named executive officers received a bonus payout under the annual incentive bonus plans for fiscal 2008 as shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 40.

Outstanding Equity Awards at Fiscal 2008 Year-End

The following table provides information regarding stock options and restricted stock units held by our named executive officers as of September 28, 2008. No named executive officer has any other outstanding form of equity award.

	Option Awards									Stock Awards
												Market
				Number of	Number of	Number of				Number of		Value of
			Number of	Securities	Securities	Securities				Shares or		Shares or
			Securities	Underlying	Underlying	Underlying				Units of		Units of
			Underlying	Unexercised	Unexercised	Options	Option			Stock that		Stock that
			Options	Options	Options	(#)	Exercise	Option		Have Not		Have Not
			(#)	(#)	(#)	Previously	Price	Expiration		Vested		Vested
Name	Grant Date		Total Grant	Exercisable	Unexercisable	Exercised	($)	Date		(#)		($)(1)

Howard Schultz	11/19/07	(2)	687,113	—	687,113	—	22.87	11/19/17		—		—
	11/20/06	(2)	544,218	136,055	408,163	—	36.75	11/20/16		—		—
	11/16/05	(3)	966,469	644,313	322,156	—	30.42	11/16/15		—		—
	11/16/04	(4)	1,000,000	1,000,000	—	—	27.32	11/16/14		—		—
	11/20/03	(5)	1,100,000	1,100,000	—	—	15.23	11/20/13		—		—
	9/30/02	(6)	1,024,000	1,024,000	—	—	10.32	9/30/12		—		—
	10/1/01	(6)	1,430,000	1,430,000	—	—	7.40	10/1/11		—		—
	10/2/00	(6)	1,580,000	1,580,000	—	—	10.09	10/2/10		—		—
	10/4/99	(6)	982,792	982,792	—	—	5.81	10/4/09		—		—
	11/13/98	(7)	3,181,376	3,181,376	—	—	5.37	11/13/08		—		—
Peter J. Bocian	5/8/08	(8)	—	—	—	—	—	—		38,360	(9)	573,866
	11/19/07	(2)	124,930	—	124,930	—	22.87	2/25/09	(9)	—		—
	5/16/07	(2)	200,000	50,000	150,000	—	28.20	2/25/09	(9)	—		—
Clifford Burrows	3/18/08	(2)	37,222	—	37,222	—	18.24	3/18/18		—		—
	11/19/07	(2)	43,725	—	43,725	—	22.87	11/19/17		—		—
	9/18/07	(8)	—	—	—	—	—	—		35,932		537,543
	11/20/06	(2)	49,679	12,420	37,259	—	36.75	11/20/16		—		—
	11/16/05	(3)	60,000	40,000	20,000	—	30.42	11/16/15		—		—
	11/16/04	(4)	68,500	68,500	—	—	27.32	11/16/14		—		—
	12/12/03	(3)	35,000	35,000	—	—	15.87	12/12/13		—		—
	11/20/03	(5)	30,000	30,000	—	—	15.23	11/20/13		—		—
	9/30/02	(10)	15,000	15,000	—	—	10.32	9/30/12		—		—
	10/1/01	(10)	6,666	6,666	—	—	7.40	10/1/11		—		—
Martin Coles	11/19/07	(2)	249,859	—	249,859	—	22.87	11/19/17		—		—
	9/18/07	(2)	114,856	28,714	86,142	—	27.83	9/18/17		—		—
	11/20/06	(2)	132,167	33,042	99,125	—	36.75	11/20/16		—		—
	11/16/05	(3)	120,808	80,539	40,269	—	30.42	11/16/15		—		—
	11/16/04	(4)	100,000	100,000	0	—	27.32	11/16/14		—		—
	4/12/04	(10)	400,000	300,000	0	100,000	19.60	4/12/14		—		—
Gerardo I. Lopez	11/19/07	(2)	28,734	—	28,734	—	22.87	11/19/17		—		—
	9/18/07	(8)	—	—	—	—	—	—		71,865		1,075,100
	11/20/06	(2)	62,041	15,511	46,530	—	36.75	11/20/16		—		—
	11/16/05	(3)	60,000	40,000	20,000	—	30.42	11/16/15		—		—
	10/15/04	(2)	100,000	75,000	25,000	—	24.74	10/15/14		—		—
James L. Donald(11)	—		—	—	—	—	—	—		—		—

(1)	Value is calculated by multiplying the number of restricted stock units that have not vested by the closing market price of our stock ($14.96) as of the close of trading on September 26, 2008 (the last trading day prior to our September 28, 2008 fiscal year-end).

(2)	Options vest in four equal annual installments (subject to rounding of partial shares), beginning on the first anniversary of the grant date.

(3)	Options vested in three equal annual installments (subject to rounding of partial shares), beginning on the first anniversary of the grant date.

(4)	Options vested in three equal annual installments (subject to rounding of partial shares) on October 1, 2005, 2006 and 2007.

(5)	Options vested in full on October 1, 2006.

(6)	Options vested in full on the third anniversary of the grant date.

(7)	Options vested in full on September 28, 2001.

(8)	Restricted stock units vest 50% on the second anniversary of the grant date and 50% on the fourth anniversary of the grant date.

(9)	Pursuant to the terms of the applicable equity plans, these options will expire three months after Mr. Bocian’s termination date of November 25, 2008. Additionally, any restricted stock units not vested at the time of termination were forfeited upon termination.

(10)	Options vested in full on the fourth anniversary of the grant date.

(11)	Pursuant to the terms of the applicable equity plans, all of Mr. Donald’s options expired on April 7, 2008, three months after the date of his termination.

2008 Fiscal Year-End Option Values

The table below shows the total value of both vested and unvested in-the-money stock options for each named executive officer as of the end of fiscal 2008. Value is calculated as the difference between the aggregate exercise price of the options and the aggregate market value of the shares of underlying common stock as of the close of trading on September 26, 2008 (the last trading day prior to our September 28, 2008 fiscal year-end) calculated based on the closing market price of our stock on that day ($14.96). There is no guarantee that, if and when these options are exercised, they will have this value. None of the named executive officers had any unvested stock options that were in-the-money at September 26, 2008.

Name	Vested ($)	Unvested ($)

Howard Schultz	62,759,150	—
Peter J. Bocian	—	—
Clifford Burrows	119,995	—
Martin Coles	—	—
Gerardo I. Lopez	—	—
James L. Donald(1)	N/A	N/A

(1)	Mr. Donald’s employment terminated as of January 7, 2008. As such, he did not have any vested and unvested options as of September 26, 2008.

Fiscal 2008 Option Exercises

The following table provides information regarding stock options exercised by our named executive officers during fiscal 2008. Value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. Value realized represents long-term gain over many years; we do not consider it part of fiscal 2008 compensation.

Option Awards
		Number of Shares	Value Realized on
Name	Grant Date	Acquired on Exercise (#)	Exercise ($)

Howard Schultz	—	—	—
Peter J. Bocian	—	—	—
Clifford Burrows	—	—	—
Martin Coles	—	—	—
Gerardo I. Lopez	—	—	—
James L. Donald	10/17/02	850,000	6,521,895
	11/20/03	600,000	1,694,998

Management Deferred Compensation Plan

The named executive officers are eligible to participate in the Management Deferred Compensation Plan, an unfunded, non-qualified plan, the benefits of which are paid by Starbucks out of our general assets. The plan is subject to the requirements of Section 409A of the Internal Revenue Code. In September 2008, the Board approved an amended and restated plan document to conform it to Section 409A requirements effective January 1, 2009. Deferred compensation earned prior to 2005 is not subject to Section 409A requirements and continues to be governed under the terms of the plan and the tax laws in effect on or before December 31, 2004, as applicable.

Deferrals

Participants may defer up to 70% of base salary and 95% of annual incentive bonus. In addition, participants may receive matching contributions from Starbucks to replace the similar benefits not available to them under our 401(k) plan due to limitations imposed by the Internal Revenue Code. For calendar year 2008, the matching contributions equaled from 25% to 150% of the first 4% of eligible pay deferred. For calendar year 2008, the actual amount of matching contributions depends on the participant’s credited months of service with Starbucks under the same formula used by our 401(k) plan. The participant generally must be employed on the last day of the calendar year to receive matching contributions, unless he or she retires at or after age 65, becomes disabled or dies during the year, in which case we will contribute a prorated amount. No named executive officer is retirement-eligible. In December 2008, our board approved changing the matching contributions from the fixed formula described above to a discretionary arrangement effective January 1, 2009. Accordingly, any future matching contributions to the Management Deferred Compensation Plan (or our 401(k) plan) will be made in the discretion of the board.

Earnings

Participants choose the investment funds we will use as measurement benchmarks to credit earnings on compensation deferred under the Management Deferred Compensation Plan. Those investment funds are listed below and are the same ones available under our 401(k) plan. The executive may change how deferred compensation is allocated to the measurement funds at any time, subject to certain redemption fees and other limitations imposed by plan rules. Changes generally become effective as of the first trading day following the change.

Management Deferred Compensation Plan — Measurement Funds

SEI Stable Asset Fund	Morgan Stanley Institutional Fund, Inc.
Dodge & Cox Income Fund	Small Company Growth Portfolio — Class P**
American Funds® Fundamental Investor Fund— Class R4*	Fidelity Diversified International Fund
Vanguard Institutional Index Fund — Institutional Class	Conservative Blend***
American Funds® Growth Funds of America® — Class R4	Moderate Blend***
Vanguard FTSE Social Index Fund — Investor Class	Growth Blend***
Harbor Small Cap Value Fund — Institutional Class	Aggressive Blend***

*	Replaced the American Century Value Fund — Investor Class effective as of August 2008.

*	Class B shares were renamed to Class P shares effective January 2008.

***	Each blend investment option contains a diversified mix of the other individual investment options.

In-Service Withdrawals and Distributions

At the time of making the deferral election for a year, a participant elects when the resulting deferred compensation will be distributed to him or her. In general, the participant can receive scheduled or hardship “in-service” withdrawals while still employed or have distributions paid on separation from service. The specific distribution options depend on whether the deferred compensation was earned on or after 2005 and other plan rules, including those discussed below. A participant may receive potentially three types of in-service withdrawals:

1.	A participant may designate a scheduled payment date at the time of his or her deferral election. The scheduled payment cannot occur until after the deferred compensation has been in the plan for three years (if deferred compensation earned on and after January 1, 2005) or five years (if pre-2005 deferred compensation).

2.	A participant may request an in-service withdrawal if he or she experiences a qualifying hardship.

3.	Only with respect to pre-2005 deferred compensation, a participant may request an in-service withdrawal for any reason by paying a 10% penalty.

For separation from service distributions, account balances resulting from deferred compensation earned on and after January 1, 2005 can be paid either in a lump sum or in up to 10 annual installments, in each case beginning within 60 days of separation or one year after separation. If a participant is considered a “specified employee” on his or her separation date, Section 409A requires the suspension of payments for six months after such separation date. Account balances resulting from pre-2005 deferred compensation can be distributed either in a lump sum within 60 days of separation or, if the participant is at least age 65 on his or her separation date, in up to 10 annual installments.

Distribution elections with respect to account balances from deferred compensation earned on and after January 1, 2005 can be changed up to two times, provided the new election occurs at least one year prior to the original payment date and results in an additional payment delay of five years. The participant also must make a one-year advance election to change distribution elections for pre-2005 deferred compensation.

Fiscal 2008 Nonqualified Deferred Compensation

The following table shows contributions and earnings during fiscal 2008 and the account balances as of September 28, 2008 for our named executive officers under the Management Deferred Compensation Plan.

				Aggregate
	Executive	Starbucks	Aggregate	Withdrawals/	Aggregate
	Contributions in	Contributions	Earnings (Loss)	Distributions in	Balance at
	Fiscal 2008	in Fiscal 2008	in Fiscal 2008	Fiscal 2008	Fiscal Year-End
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)

Howard Schultz	47,600	13,500	(22,016)	—	153,399
Peter J. Bocian	17,539	—	(2,037)	—	15,502
Clifford Burrows	—	—	—	—	—
Martin Coles	38,342	4,500	(16,861)	—	79,614
Gerardo I. Lopez	3,257	3,375	(6,890)	—	42,869
James L. Donald	26,923	4,500	(77,572)	1,888,560	—

(1)	These amounts were also included in “Salary” and/or “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 40.

(2)	These amounts were reported as “All Other Compensation” in the Summary Compensation Table on page 40 and as “Retirement Plan Contributions” in the Fiscal 2008 All Other Compensation Table on page 41.

(3)	We do not provide above-market or preferential earnings on Management Deferred Compensation Plan contributions, so these amounts were not reported in the Summary Compensation Table. Management Deferred Compensation Plan participants can select only from among the same investment funds as are available under our 401(k) plan.

(4)	Of these balances, the following amounts were reported in Summary Compensation Tables in prior-year proxy statements: Mr. Schultz — $104,110; Mr. Bocian — N/A; Mr. Burrows — N/A; Mr. Coles — $46,896; Mr. Lopez — N/A; and Mr. Donald — $1,687,638. This information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

In fiscal 2008, Starbucks contributed $31,357 into an individual pension plan on Mr. Burrows’ behalf that was part of his U.K. compensation prior to his promotion to president, Starbucks Coffee U.S. in March 2008. As this was an individual pension plan, we do not have information with respect to executive contributions, the aggregate earnings, withdrawals/distributions or year-end balances under the plan. As noted above, Mr. Burrows’ compensation prior to his promotion was in British pound sterling as he was on the United Kingdom payroll expatriated to the Netherlands. As such, the amount contributed to his individual pension plan was converted to U.S. dollars using the exchange rate reported on www.Oanda.com. The average currency rate for October 1, 2007 through March 11, 2008 was used to calculate the conversion. For British pound sterling, the conversion rate was 2.01299 USD/GBP.

Potential Payments upon Termination or Change in Control

We do not provide special change-in-control benefits to executives. Our only change-in-control arrangement, which applies to all partners, is accelerated vesting of certain equity awards. We do, however, occasionally offer a severance benefit arrangement for new senior executives to provide for one year’s base salary if we terminate his or her employment for any reason other than “cause” (which generally requires misconduct) within one year of the executive’s hire date. None of our named executive officers for fiscal 2008 had any such severance benefit arrangement other than Mr. Bocian, whose arrangement expired in May 2008.

On January 22, 2008, we entered into a Separation Agreement and Release (the “Agreement”) with Mr. Donald, our former president and chief executive officer, pursuant to which Mr. Donald’s employment terminated and he resigned from the Board of Directors effective January 7, 2008 (the “Separation Date”). In accordance with the terms of the Agreement, Mr. Donald will receive $1,250,000, payable in equal amounts on a bi-weekly basis during the 12-month period following the Separation Date. The Agreement provides that

(i) Mr. Donald is entitled to certain COBRA coverage under our group health plans after the Separation Date to the extent he timely elects and remains eligible for such coverage, (ii) Mr. Donald’s vested stock options shall expire or be exercisable pursuant to the terms and conditions of the applicable plan documents, (iii) Mr. Donald’s participation in all equity compensation, incentive compensation and all other compensation and benefits plans, programs and agreements shall terminate effective as of the Separation Date, and (iv) Mr. Donald is not entitled to any compensation and benefits from and after the Separation Date except as provided in the Agreement, the terms of our 401(k) Plan or the Management Deferred Compensation Plan. In the Agreement, Mr. Donald also provided a general release of claims against the Company, agreed to certain confidentiality obligations, and for a period of 18 months following the Separation Date, agreed to certain non-competition obligations. The Compensation Committee believes that the separation amount was appropriate and in the best interests of the Company in exchange for certain covenants and the release provided by Mr. Donald.

As noted above, Mr. Bocian resigned from the Company effective November 25, 2008. He did not receive any separation compensation in connection with his resignation.

Equity Acceleration

Acceleration upon Change in Control.  No named executive officer is entitled to any payment or accelerated benefit in connection with a change in control of Starbucks, or a change in his responsibilities following a change in control, except for accelerated vesting of stock options and restricted stock units granted under our 2005 Key Employee Plan. The 2005 Key Employee Plan has a complex definition of “change in control” and resigning “for good reason.” Generally speaking, a change in control occurs if (i) we sell or liquidate all our assets, (ii) someone acquires 25% or more of our stock without prior approval of our board of directors, (iii) a majority of our directors is replaced in any 36-month period other than by new directors approved by existing directors, or (iv) Starbucks is not the surviving company after any merger.

The 2005 Key Employee Plan is a “double-trigger” plan, meaning that unvested stock options and unvested restricted stock units vest immediately only if (i) there is a change in control and (ii) if stock options and restricted stock units are assumed or substituted with stock options or restricted stock units of the surviving company, the partner must be terminated or resign for good reason within one year after the change in control. Generally speaking, a resignation is “for good reason” if it results from the resigning partner: (i) having materially reduced responsibilities, (ii) being placed in a new role that is inconsistent with the pre-change-in-control role, (iii) having his or her base salary or target incentive compensation reduced, or (iv) having his or her primary work location moved by more than 50 miles. If stock options or restricted stock units are not assumed or substituted with stock options or restricted stock units of the surviving company, they vest immediately upon a change in control. We changed from “single-trigger” to “double-trigger” acceleration under our equity compensation plans in 2005 because we believe it is appropriate to accelerate vesting only if the retention purpose of time-vested equity compensation is defeated. This occurs upon a change in control only for partners who lose their long-term incentive compensation opportunity, which results if the acquiring company does not assume or substitute awards, or if the partners lose their jobs or resign for good reason. Performance RSUs, which were awarded in fiscal 2009, are treated in the same manner as restricted stock units noted above once the performance period is complete and the amount of award is determined. Prior to completion of the performance period, target performance RSUs do not accelerate upon a change in control and are forfeited if not assumed or substituted with awards of the surviving company.

Acceleration upon Retirement or Death.  The vesting of all options accelerates in full upon the voluntary termination of employment of any partner who is at least 55 years old and has a minimum of 10 years of credited service with Starbucks, unless otherwise provided in the grant agreement. Vesting also accelerates upon the partner’s death. Restricted stock units do not accelerate upon retirement or death.

The following table shows the value of additional stock options and restricted stock units that would have vested for our named executive officers as of September 26, 2008 (the last business day of fiscal 2008) under the acceleration scenarios described above. For stock options, the value is based on the difference between the aggregate exercise price of all accelerated options and the aggregate market value of the underlying shares as of September 26, 2008 calculated based on the closing market price of our stock on that day ($14.96). As noted above in the discussion of 2008 Fiscal Year-End Option Values, none of the named executive officers had in-the-money unvested stock options as of September 26, 2008. Accelerated restricted stock unit award value is calculated by multiplying the number of accelerated shares by the closing market price of our stock on September 26, 2008 ($14.96). Of the named executive officers, only Mr. Schultz satisfied the criteria for “retirement” as of September 26, 2008. Mr. Schultz voluntarily waived accelerated vesting of the options upon termination of employment after age 55 and 10 years of service, which he attained during the vesting period of this grant. Mr. Schultz agreed to forgo this accelerated retirement vesting so we would not be required to similarly accelerate the recognition of expense for the award in our financial statements.

	Value of Accelerated Equity Awards ($)
		Change in Control	Change in Control
	Change in Control	with No Replacement	plus Qualifying
Name	Only	Equity	Termination	Death	Retirement

Howard Schultz	—	—	—	N/A	N/A
Peter J. Bocian(1)	—	573,866	573,866	N/A	N/A
Clifford Burrows	—	537,543 (2)	537,543 (2)	N/A	N/A
Martin Coles	—	—	—	N/A	N/A
Gerardo I. Lopez	—	1,075,100 (3)	1,075,100 (3)	N/A	N/A
James L. Donald(4)	N/A	N/A	N/A	N/A	N/A

(1)	As noted above, Mr. Bocian resigned from the Company effective November 25, 2008.

(2)	Represents 35,932 restricted stock units that vest in equal installments on September 18, 2009 and September 19, 2011, respectively.

(3)	Represents 71,865 restricted stock units that vest in equal installments on September 18, 2009 and September 19, 2011, respectively.

(4)	As noted above, Mr. Donald was not employed as of fiscal 2008 year-end.

The following table shows the aggregate amounts our named executive officers could have realized from stock options, restricted stock units and Management Deferred Compensation Plan account distributions if their employment terminated as of the last business day of fiscal 2008, other than for misconduct (which could cause forfeiture of all vested stock options and Company match contributions under the Management Deferred Compensation Plan), both including and excluding amounts from accelerated vesting of stock options and restricted stock units as detailed in the table above. The “Total — No Acceleration” column assumes none of the acceleration scenarios covered above has occurred. The “Total — With Acceleration” column assumes acceleration of all unvested stock options and restricted stock units under one or more of the scenarios covered above.

		Management
		Deferred
	Aggregate Value of	Compensation Plan		Aggregate Value of
	Vested Equity	Account Balances	Total — No	Unvested Equity	Total — With
Name	Awards ($)	($)(1)	Acceleration ($)	Awards ($)	Acceleration ($)

Howard Schultz	62,759,150	153,399	62,912,549	—	62,912,549
Peter J. Bocian(2)	—	15,502	15,502	573,866	589,368
Clifford Burrows	119,995	—	119,995	537,543 (3)	657,538
Martin Coles	—	79,614	79,614	—	79,614
Gerardo I. Lopez	—	42,869	42,869	1,075,100 (4)	1,117,969
James L. Donald(5)	N/A	N/A	N/A	N/A	N/A

(1)	These amounts are also shown in the “Aggregate Balance at Fiscal Year-End” column of the Fiscal 2008 Nonqualified Deferred Compensation table on page 48 and are shown as in a single lump sum regardless of individual elections to receive payment over time.

(2)	As noted above, Mr. Bocian resigned from the Company effective November 25, 2008.

(3)	Represents 35,932 restricted stock units that vest in equal installments on September 18, 2009 and September 19, 2011, respectively.

(4)	Represents 71,865 restricted stock units that vest in equal installments on September 18, 2009 and September 19, 2011, respectively.

(5)	As noted above, Mr. Donald was not employed as of fiscal 2008 year-end.

Certain Relationships and Related Transactions

During fiscal 2008, Mr. Schultz made personal use of corporate aircraft, for which he reimbursed us at our aggregate incremental cost. Mr. Schultz’s reimbursements for flights taken during fiscal 2008 totaled $234,455. The Audit Committee approved aircraft reimbursements in accordance with its charter, before the board adopted the Policy for the Review and Approval of Related-Person Transactions Required to Be Disclosed in Proxy Statements, described in more detail beginning on page 6.

We have an employment agreement with Mr. Behar, a former member of the board of directors who resigned from the board effective as of the 2008 Annual Meeting of Shareholders, to employ him as an advisor. We pay him an annual salary of $25,000 through October 31, 2010. If Mr. Behar dies before the end of the term, his spouse (or estate, if his spouse does not survive him) will be entitled to the full amount of cash compensation that Mr. Behar would have received through the full term of the agreement.

Equity Compensation Plan Information

The following table provides information as of September 28, 2008 regarding total shares subject to outstanding stock options and rights and total additional shares available for issuance under our existing equity incentive and employee stock purchase plans.

	(a)	(b)	(c)
			Number of Securities
			Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance Under Equity
	be Issued Upon Exercise	Exercise Price of	Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders	57,910,965	$20.85 (1)	62,049,679 (2)
Equity compensation plans not approved by security holders	7,104,077	$15.79	1,338,377

Total	65,015,042	$20.30 (1)	63,388,056 (3)

(1)	The weighted-average exercise price takes into account 2,040,068 shares under approved plans issuable upon vesting of outstanding restricted stock units, which have no exercise price. The weighted average exercise price for options only with respect to the approved plans is $21.61.

(2)	Shares available for issuance under the 2005 Long-Term Equity Incentive Plan may be issued pursuant to stock options, restricted stock, restricted stock units and stock appreciation rights.

(3)	Includes 51,084,257 shares under equity incentive plans and 12,303,799 shares remaining available for issuance under employee stock purchase plans.

The shares to be issued under plans not approved by shareholders relate to our 1991 Company-Wide “Bean Stock” Option Plan and our UK Share Incentive Plan.

The 1991 Bean Stock Plan is our former broad-based stock option plan and provided for the annual issuance of stock options to eligible partners. The 1991 Bean Stock Plan was approved and adopted by our board of directors in 1991 and did not require shareholder approval. Generally, options were granted annually under the 1991 Bean Stock Plan. These grants required board approval, were linked to overall Company performance in the prior year and were granted to partners as a percentage of base salary. The 1991 Bean Stock Plan was effectively replaced by the 2005 Company-Wide Sub-Plan to the Starbucks Corporation 2005 Long-Term Equity Incentive Plan. The Starbucks Corporation 2005 Long-Term Equity Incentive Plan was approved by our shareholders on February 9, 2005.

Our UK Share Incentive Plan, which is a plan approved by Her Majesty’s Revenue & Customs of the United Kingdom, allows eligible partners in the United Kingdom to purchase shares of our common stock through payroll deductions during six-month offering periods at the lower of the market price at the beginning and the market price at the end of the offering period. We award one matching share for each six shares purchased under the UK Share Incentive Plan. The total number of shares issuable under the UK Share Incentive Plan is 1,400,000, of which 61,623 were issued as of September 28, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership of our common stock and other Starbucks equity securities on Form 4. To our knowledge, no one beneficially owns more than 10% of our common stock. Our directors, executive officers and greater than 10% shareholders are required by SEC rules to furnish us with copies of all Section 16(a) reports that they file. We file Section 16(a) reports on behalf of our directors and executive officers to report their initial and subsequent changes in beneficial ownership of our common stock. To our knowledge, based solely on a review of the reports we filed on behalf of our directors and executive officers and written representations from these persons that no other reports were required, all Section 16(a) filing requirements applicable to our directors and executive officers were complied with for fiscal 2008, except that one transaction from August 2007 on a Form 4 was inadvertently not timely reported on behalf of Ms. Hobson, an independent director.

PROPOSAL 2 — APPROVAL OF AMENDMENTS TO EXISTING EQUITY PLANS
TO ALLOW FOR A ONE-TIME STOCK OPTION EXCHANGE PROGRAM
FOR EMPLOYEES OTHER THAN DIRECTORS AND EXECUTIVE OFFICERS

Introduction

We are seeking shareholder approval of amendments to our existing equity plans to allow for a one-time stock option exchange program. If implemented, the exchange program would allow us to cancel certain stock options currently held by some of our partners in exchange for the grant of a lesser amount of stock options with lower exercise prices. Exchange ratios will be designed to result in a fair value of the replacement options to be granted that will be approximately equal to the fair value of the options that are surrendered. We will use the 52-week high trading price of our common stock (measured from the start date of the exchange program) as a threshold for options eligible to be exchanged. Using this threshold is designed to ensure that only outstanding options that are substantially “underwater” (meaning the exercise prices of the options are greater than our current stock price) are eligible for the exchange program. The members of the board and our senior leadership team, which includes our named executive officers and other senior officers designated by our Compensation Committee, will not be eligible to participate in the exchange program. Shareholder approval is required for this proposal under the NASDAQ listing rules. If Starbucks shareholders approve this proposal to amend our existing equity plans, the board intends to commence the exchange program as soon as practicable after the annual meeting. If Starbucks shareholders do not approve this proposal, the exchange program will not take place.

Overview

Our stock price has experienced a significant decline during the last few years due in large part to the continued weak economy as well as other factors within our control that have negatively impacted customer traffic in our stores and thus adversely affected our financial results. Like many retailers, Starbucks business has been, and continues to be, adversely impacted by the global financial and economic crises. Our business depends heavily on the amount of discretionary income our customers have to spend, and they have less to spend on our beverages and food as a result of job losses, foreclosures, bankruptcies, reduced access to credit, and sharply falling home values. We have taken a number of actions since January 2008 to transform and reinvigorate our business and improve our performance. However, our efforts have not yet had a significant impact on our stock price, which remains at a relatively low level. Consequently, the Company’s partners hold a significant number of stock options with exercise prices that greatly exceed both the current market price of Starbucks common stock and the average market price of our stock over the prior 12 months. Further, there can be no assurance that our efforts to transform and reinvigorate our business and improve our performance will ultimately result in significant increases in our stock price in the near-term, if at all. Thus, the board and the Compensation Committee believe these underwater options no longer provide the long-term incentive and retention objectives that they were intended to provide. The board and the Compensation Committee believe the exchange program is an important component in our strategy to align partner and shareholder interests through our equity compensation programs. We believe that the exchange program is important for the Company because it will permit us to:

•	Provide renewed incentives to our partners who participate in the exchange program. As of December 5, 2008, approximately 62% of our outstanding stock options were underwater. The weighted average exercise price of these underwater options was $23.12 as compared to a $9.12 closing price of our common stock on December 5, 2008. As a result, these stock options do not currently provide meaningful retention or incentive value to our partners. We believe the exchange program will enable us to enhance long-term shareholder value by providing greater assurance that the Company will be able to retain experienced and productive partners, by improving the morale of our partners generally, and by aligning the interests of our partners more fully with the interests of our shareholders.

•	Meaningfully reduce our total number of outstanding stock options, or “overhang,” represented by outstanding options that have high exercise prices and may no longer provide adequate incentives to our partners. These underwater stock options currently create an equity award overhang to our shareholders of approximately 52.2 million shares (based on the $9.12 closing price of our common stock on December 5, 2008). As of December 5, 2008, the total number of shares of Starbucks common stock outstanding was 733.4 million. Keeping these underwater options outstanding does not serve the interests of our shareholders and does not provide the benefits intended by our equity compensation program. By replacing the eligible options with a lesser number of options with a lower exercise price, our overhang will be decreased. The overhang represented by the options granted pursuant to the exchange program will reflect an appropriate balance between the Company’s goals for its equity compensation program and our interest in minimizing our overhang and the dilution of our shareholders’ interests.

•	Recapture value from compensation costs that we already are incurring with respect to outstanding underwater stock options. These options were granted at the then fair market value of our common stock. Under applicable accounting rules, we will have to recognize a total of approximately $299.0 million in compensation expense related to these underwater options, $232.3 million of which has already been expensed as of September 28, 2008 and $66.7 million of which we will continue to be obligated to expense, even if these options are never exercised because the majority remain underwater. We believe it is not an efficient use of the Company’s resources to recognize compensation expense on options that are not perceived by our partners as providing value. By replacing options that have little or no retention or incentive value with options that will provide both retention and incentive value while not creating additional compensation expense (other than immaterial expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs), the Company will be making efficient use of its resources.

For reference purposes, the following table summarizes information regarding outstanding equity awards issued pursuant to the Company’s 2005 Long-Term Equity Incentive Plan (the “2005 Plan”), Amended and Restated Key Employee Stock Option Plan-1994 (the “1994 Plan”) and 1991 Company-Wide Stock Option Plan (the “1991 Plan,” and together with the 2005 Plan and 1994 Plan, the “Equity Plans”) and shares of common stock available for future grants under the Equity Plans as of December 5, 2008:

Shares available for future grant under existing plans	19,712,910
Shares issuable pursuant to outstanding stock options	84,463,929
Weighted average exercise price of all outstanding stock options	$17.48
Weighted average remaining term of all outstanding stock options	7.3 years
Shares issuable pursuant to all other outstanding equity awards(1)	5,033,257

(1)	Consists solely of restricted stock units.

If our shareholders do not approve the equity plan amendments authorizing the exchange program, eligible options will remain outstanding and in effect in accordance with their existing terms. We will continue to recognize compensation expense for these eligible options, even though the options may have little or no retention or incentive value.

Summary of Material Terms

If shareholders approve the requisite amendments to our existing equity plans, the material terms of the exchange program will include eligibility, the exchange ratios to be applied to eligible options and the vesting schedule to apply to replacement options granted pursuant to the exchange program. These terms are summarized here and described in further detail below.

•	The exchange program will be open to all U.S. and international partners, except as described below, who are employed by us as of the start of the exchange program and remain partners through the date the exchange program ends. Eligible partners will be permitted to exchange all or none of the eligible options for replacement options on a grant-by-grant basis.

•	The members of our board and our senior leadership team, which includes our named executive officers and other senior officers designated by our Compensation Committee as of the start of the exchange program, will not be eligible to participate in the exchange program.

•	The exchange ratios of shares subject to eligible options surrendered in exchange for replacement options granted will be determined in a manner intended to result in the grant of replacement options that have a fair value approximately equal to the fair value of the eligible options they replace. The exchange ratios will be established shortly before the start of the exchange program and will depend on the original exercise price of the eligible option and the then-current fair value of the option (calculated using Monte Carlo and binomial models). The exchange program will not be a one-for-one exchange. Instead, participating partners will receive replacement options covering a lesser numbers of shares (with a lower exercise price) than are covered by the surrendered eligible options.

•	Each replacement option will have an exercise price per share equal to the closing price of our common stock on the date of grant, and will have a new seven-year term, which approximates the average remaining term of existing options that are eligible to be exchanged.

•	None of the replacement options will be vested on the date of grant. The replacement options will be scheduled to vest in two equal annual installments beginning 12 months after the grant date.

•	The exchange program will begin within six months of the date of shareholder approval. The board and the Compensation Committee will determine the actual start date within that time period. If the exchange program does not commence within six months of shareholder approval, we will consider any future exchange or similar program to be a new one, requiring new shareholder approval before it could be implemented.

While the terms of the exchange program are expected to be materially similar to the terms described in this proposal, the board and the Compensation Committee may change the terms of the exchange program in their sole discretion to take into account a change in circumstances, as described below, and may determine not to implement the exchange program even if shareholder approval is obtained.

Reasons for the Option Exchange Program

We believe that an effective and competitive partner incentive program is imperative for the success of our business. We rely on our experienced and productive partners and their efforts to help the Company achieve its business objectives. At Starbucks, stock options constitute a key component of our incentive and retention programs because the board and the Compensation Committee believe that equity compensation encourages partners to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares. Starbucks long-term incentive compensation program is broad-based, with over 96,000 partners in 15 countries at all levels, including qualified part-time partners, receiving equity awards in the most recent regular annual grant in November 2008. The Company has offered stock options to our partners since 1991.

Due to the significant decline of our stock price during the last few years, many of our partners now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, the closing price of our common stock on the NASDAQ Global Select Market on December 5, 2008 was $9.12, whereas, the weighted average exercise price of all outstanding options held by our partners was $17.48. As of December 5, 2008, approximately 62% of outstanding stock options held by our partners were underwater. Although we continue to believe that stock options are an important component of our partners’ total compensation, many of our partners view their existing options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock. As a result, for many partners, these options are ineffective at providing the incentives and retention value that our board and the Compensation Committee believe is necessary to motivate and retain our partners.

Alternatives Considered

When considering how best to continue to incentivize and reward our partners who have underwater options, we considered the following alternatives:

•	Increase cash compensation. To replace equity incentives, we considered whether we could substantially increase base and target bonus cash compensation. However, significant increases in cash compensation would substantially increase our compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, these increases would not reduce our overhang.

•	Grant additional equity awards. We also considered special grants of additional stock options at current market prices or another form of equity award such as restricted stock units. However, these additional grants would substantially increase our overhang, and the dilution to our shareholders.

•	Exchange options for cash. We also considered implementing a program to exchange underwater options for cash payments. However, an exchange program for cash would increase our compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, we do not believe that such a program would have significant long-term retention value.

•	Exchange options for restricted stock units. We also considered implementing a program to exchange underwater options for restricted stock units. However, in order to ensure that the exchange program is approximately expense-neutral from an accounting perspective, the exchange ratios for an options-for-restricted stock units exchange program would need to be substantially higher than for an options-for-options exchange program (i.e., fewer replacement awards granted). Thus, we believe that partner participation in an options-for-restricted stock units exchange program would be lower than with an options-for-options exchange program. Additionally, restricted stock units would be a new form of equity for many of our partners and we believe that a lack of familiarity with restricted stock units could negatively impact partner participation in the exchange program.

Implementation of the Option Exchange Program

We also considered implementing a program to exchange underwater options for replacement options and settled on this approach. We determined that a program under which our partners could exchange stock options with higher exercise prices for a lesser number of stock options with a lower exercise price was the most attractive alternative for a number of reasons, including the following:

•	The exchange program offers a reasonable, balanced and meaningful incentive for our eligible partners. Under the exchange program, participating partners will surrender eligible underwater options for replacement options covering fewer shares with a lower exercise price and that will vest in two equal annual installments beginning 12 months after the replacement option grant date.

•	The exchange ratio will be calculated to return value to our shareholders. We will calculate the exchange ratios to result in a fair value, for accounting purposes, of the replacement options that will be approximately equal to the fair value of the eligible options that are exchanged, which we believe will have no significant adverse impact on our reported earnings. We believe this combination of fewer shares subject to options with lower exercise prices, granted with no expected significant adverse impact on our reported earnings, together with a new 24-month minimum vesting requirement, represents a reasonable and balanced exchange program with the potential for a significant positive impact on partner retention, motivation and performance. Additionally, stock options will provide value to partners only if the Company’s share price increases over time thereby aligning partner and shareholder interests.

•	The exchange program will reduce our equity award overhang. Not only do the underwater options have little or no retention value, they cannot be removed from our equity award overhang until they are exercised, expire or the partner who holds them leaves our employment. An exchange, such as the exchange program, will reduce our overhang while eliminating the ineffective options that are currently outstanding. Because partners who participate in the exchange program will receive the lesser number of replacement options in exchange for their surrendered eligible options, the number of shares of stock subject to all outstanding equity awards will be reduced, thereby reducing our overhang. Based on the assumptions described below, if all eligible options are exchanged, options to purchase approximately 26.9 million shares will be surrendered and cancelled, while replacement options covering approximately 3.7 million shares will be granted, resulting in a net reduction in the equity award overhang by approximately 23.2 million shares. The total number of shares subject to outstanding equity awards as of December 5, 2008 would have been approximately 66.3 million shares, including the approximately 3.7 million replacement options. As of December 5, 2008, the total number of shares of Starbucks common stock outstanding was 733.4 million. All eligible options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

•	The reduced number of shares subject to the replacement options will conserve our equity pool. Under the exchange program, shares subject to eligible options that are surrendered in exchange for a lesser number of replacement options will return to the pool of shares available for future grant under our 2005 Plan. This return of shares will constitute an efficient use of the shares available for future issuance.

•	Members of our board and the senior leadership team will not be eligible to participate in the exchange program. Although our directors and members of the senior leadership team, which includes our named executive officers and certain other designated senior officers, also hold options that are significantly underwater, these individuals are not eligible to participate in the exchange program because we believe that their compensation should remain at greater risk based on our stock price.

Description of the Option Exchange Program

Implementing the Exchange Program.  We have not commenced the exchange program and will not do so unless our shareholders approve this proposal. If the Company receives shareholder approval of the equity plan amendments permitting the exchange program, the exchange program may commence at a time determined by the board or the Compensation Committee, with terms expected to be materially similar to those described in this proposal. If the Company receives the required shareholder approval for the plan amendments, the approval will be for a one-time exchange program. Even if the shareholders approve this proposal, the board or the Compensation

Committee may still later determine not to implement the exchange program. It is currently anticipated that the exchange program will commence as soon as practicable following approval of this proposal by our shareholders. However, if the exchange program does not commence within six months after the date of shareholder approval, the Company will not commence an exchange or similar program without again seeking and receiving shareholder approval.

Upon commencement of the exchange program, partners holding eligible options would receive written materials (the “offer to exchange”) explaining the precise terms and timing of the exchange program. Partners would be given at least 20 business days (or such longer period as we may elect to keep the exchange program open) to elect to exchange all or none of their eligible options, on a grant-by-grant basis, for replacement options. After the offer to exchange is closed, the eligible options surrendered for exchange would be cancelled, and the Compensation Committee would approve grants of replacement options to participating partners in accordance with the applicable exchange ratios. All such replacement options would be granted under the 2005 Plan and would be subject to the terms of the plan.

At or before commencement of the exchange program, we will file the offer to exchange and other related documents with the SEC as part of a tender offer statement on Schedule TO. Partners, as well as shareholders and members of the public, will be able to access the offer to exchange and other documents we file with the SEC free of charge from the SEC’s web site at www.sec.gov or on our Investor Relations web site at http://investor.starbucks.com.

If you are both a shareholder and a partner holding eligible options, please note that voting to approve the equity plan amendments authorizing the exchange program does not constitute an election to participate in the exchange program.

Eligible Options.  To be eligible for exchange under the exchange program, an underwater option, as of a date specified by the terms of the offer to exchange (which date will be not more than 20 business days prior to the date that the exchange program commences), must not (i) have a per share exercise price at or below the 52-week high trading price of our common stock as reported by the NASDAQ Global Select Market (or such lesser exercise price as the Compensation Committee may determine, but in any case still substantially above the then-current trading price of our common stock), or (ii) have been granted within 17 months of the date that the exchange program commences.

Eligible Participants.  The exchange program will be open to all U.S. and international partners who hold eligible options, except as described below. Although the Company intends to include all partners located outside the United States, the Company may exclude such partners if, for any reason, the Compensation Committee believes that their participation would be illegal, inadvisable or impractical. To be eligible, an individual must be employed on the date the offer to exchange commences and must remain employed through the date that replacement options are granted. The exchange program will not be open to members of the board or the senior leadership team. For purposes of the exchange program, the senior leadership team will include the named executive officers and any other senior officers that the Compensation Committee shall designate from time to time. As of December 5, 2008, there were approximately 63,000 partners eligible to participate in the exchange program (based on assumptions below).

Exchange Ratios.  Exchange ratios will be designed to result in a fair value, for accounting purposes, of the replacement options that will be approximately equal to the fair value of the eligible options that are surrendered in the exchange (based on valuation assumptions made when the offer to exchange commences). These ratios will be designed to make the grant of replacement options accounting expense neutral. The actual exchange ratios will be determined by the Compensation Committee shortly before the start of the exchange program.

The exchange ratios will be established by grouping together eligible options with similar exercise prices and assigning an appropriate exchange ratio to each grouping. These exchange ratios will be based on the fair value of the eligible options (calculated using Monte Carlo and binomial models) within the relevant grouping. The calculation of fair value using the Monte Carlo and binomial models takes into account many variables, such as the volatility of our stock and the expected term of an option. As a result, the exchange ratios do not necessarily increase as the exercise price of the option increases. Setting the exchange ratios in this manner is intended to result in the issuance of replacement options that have a fair value approximately equal to or less than the fair value of the surrendered eligible options they replace. This will eliminate any additional compensation cost that we must recognize on the replacement options, other than immaterial compensation expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs. For instance, eligible options with exercise prices from $25.00-$29.99 per share might have an exchange ratio of 10.5 shares of the eligible option for each share of the replacement option to be received in exchange, while eligible options with exercise prices from $30.00-$34.99 per share might have an exchange ratio of 11.5 shares of the eligible option for each share of the replacement option to be received in exchange.

Although the exchange ratios cannot be determined now, we can provide an example if we make certain assumptions regarding the start date of the offer to exchange, the fair value of the eligible options, and the fair market value of our common stock. For illustration purposes, assume we were to begin the exchange program on May 1, 2009, which would allow us to include in the exchange program a substantial percentage of our outstanding underwater options, and assume that our then-applicable 52-week high would be $19.00. As a result, options with an exercise price above $19.00 per share and that were granted at least 17 months prior to May 1, 2009 would be eligible for the exchange program. If, at the time we set the exchange ratios, the fair market value of our common stock was $9.00 per share, then based on the above method of determining the exchange ratio, the following exchange ratios would apply:

The Exchange Ratio Would Be
If the Exercise Price of an Eligible Option Is:	(Eligible Option to Replacement Option):

$19.00 to $24.99	4.0-to-1
$25.00 to $29.99	10.5-to-1
$30.00 to $34.99	11.5-to-1
$35.00 and above	15.5-to-1

The foregoing exchange ratios are provided merely as an example of how we would determine the exchange ratios if we were commencing the exchange offer based on a $9.00 share price. We will apply the same methodology once these factors are decided closer to the time of commencement of the exchange program. The total number of replacement options a participating partner will receive with respect to a surrendered eligible option will be determined by converting the number of shares underlying the surrendered eligible option according to the applicable exchange ratio and rounding down to the nearest whole share. The exchange ratios will be applied on a grant-by-grant basis.

For purposes of example only, if a participating partner exchanged an eligible option for 120 shares with an exercise price of $22.87 per share and the exchange ratio was one share of replacement option for every four surrendered eligible option shares, the partner would receive a replacement option for 30 shares in exchange for the surrendered eligible option (120 divided by 4). If the partner also exchanged another eligible option for 310 shares with an exercise price of $36.75 per share and the exchange ratio was one share of replacement option for every 15.5 surrendered eligible option shares, the partner would receive a replacement option for 20 shares in exchange for the surrendered eligible option (310 divided by 15.5).

Continuing this example, if we assume that all eligible options (as of December 5, 2008) remain outstanding and the option holders remain eligible to participate, the following table summarizes information regarding the eligible options and the replacement options that would be granted in the exchange:

					Maximum
		Weighted			Number of Shares
	Number of	Average	Weighted Average		Underlying
	Shares	Exercise Price	Remaining Life of		Replacement Options
	Underlying	of Eligible	Eligible Options		That May be
Exercise Prices of Eligible Options	Eligible Options	Options	(Years)	Exchange Ratio	Granted

$19.00 to $24.99	8,594,854	$22.91	8.8	4.0-to-1	2,148,714
$25.00 to $29.99	6,613,602	$27.30	6.2	10.5-to-1	629,866
$30.00 to $34.99	5,706,738	$30.51	7.0	11.5-to-1	496,238
$35.00 and above	5,953,455	$36.77	7.9	15.5-to-1	384,094
Total	26,868,649	$28.68	7.6		3,658,912

After the exchange as presented in this example (assuming all eligible options are tendered and without including any grants after December 5, 2008), there will be 42.9 million shares available for grant, 61.3 million options outstanding and 5.0 million restricted stock unit awards outstanding. These outstanding options would have a weighted average exercise price of $12.07 and a weighted average remaining term of 7.2 years.

Election to Participate.  Participation in the exchange program will be voluntary. Eligible partners will be permitted to exchange all or none of the eligible options for replacement options on a grant-by-grant basis.

Exercise Price of Replacement Options.  All replacement options will be granted with an exercise price equal to the closing price of our common stock on the replacement option grant date as reported by the NASDAQ Global Select Market.

Vesting of Replacement Options.  The replacement options will vest in two equal annual installments beginning 12 months after the replacement option grant date.

Term of the Replacement Options.  The replacement options will have a seven-year term.

Other Terms and Conditions of the Replacement Options.  The other terms and conditions of the replacement options will be set forth in an option agreement to be entered into as of the replacement option grant date. Any additional terms and conditions will be comparable to the other terms and conditions of the eligible options. All replacement options will be nonstatutory stock options granted under our 2005 Plan, regardless of the tax status of the eligible options surrendered for exchange.

Return of Eligible Options Surrendered.  The eligible options surrendered for exchange will be cancelled and all shares of common stock that were subject to such surrendered options will again become available for future awards under the 2005 Plan.

Accounting Treatment.  Under SFAS 123(R), the exchange of options under the option exchange program is treated as a modification of the existing options for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the surrendered options, as well as the incremental compensation cost of the replacement options granted in the exchange program, ratably over the vesting period of the replacement options. The incremental compensation cost will be measured as the excess, if any, of the fair value of each replacement option granted to partners in exchange for surrendered eligible options, measured as of the date the replacement options are granted, over the fair value of the surrendered eligible options in exchange for the replacement options, measured immediately prior to the cancellation. Because the exchange ratios will be calculated to result in the fair value of surrendered eligible options being equal to the fair value of the options replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the exchange program. In the event that any of the replacement options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited replacement options will not be recognized; however, we would recognize any unamortized compensation expense from the surrendered options which would have been recognized under the original vesting schedule.

U.S. Federal Income Tax Consequences.  The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange program. A more detailed summary of the applicable tax considerations to participating partners will be provided in the offer to exchange. We believe the exchange of eligible options for replacement options pursuant to the exchange program should be treated as a non-taxable exchange and neither we nor any of our partners should recognize any income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of replacement options. However, the tax consequences of the exchange program are not entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position. The law and regulations themselves are also subject to change. All holders of eligible options are urged to consult their own tax advisors regarding the tax treatment of participating in the exchange program under all applicable laws prior to participating in the exchange program. The tax consequences for non-U.S. partners may differ from the U.S. federal income tax consequences described in the preceding sentence.

Potential Modification to Terms to Comply with Governmental Requirements.  The terms of the exchange program will be described in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the SEC will require us to materially modify the exchange program’s terms, it is possible that we will need to alter the terms of the exchange program to comply with comments from the SEC. Changes in the terms of the exchange program may also be required for tax purposes for participants in the United States as the tax treatment of the exchange program is not entirely certain. In addition, we intend to make the exchange program available to our partners who are located outside the United States, where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we may need to make modifications to the terms offered to partners in countries outside the United States to comply with local requirements, or for tax or accounting reasons. The Compensation Committee will retain the discretion to make any such necessary or desirable changes to the terms of the exchange program for purposes of complying with comments from the SEC or optimizing the U.S. federal or foreign tax consequences.

Plan Benefits Relating to the Option Exchange Program

Because participation in the exchange program is voluntary, the benefits or amounts that will be received by any participant, if this proposal is approved and the exchange program is implemented, are not currently determinable, since we are not able to predict who or how many participants will elect to participate, how many options will be surrendered for exchange or the number of replacement options that may be granted. None of the members of our senior leadership team or our board will be eligible to participate in the exchange program. Based on the assumptions described above, including an assumed $19.00 52-week high trading price of our common stock and a $9.00 share price, the maximum number of shares underlying options that would be cancelled would be 26.9 million shares, and the maximum number of shares underlying new options that would be granted would be 3.7 million shares.

Effect on Shareholders

We are unable to predict the precise impact of the exchange program on our shareholders because we are unable to predict how many or which partners will exchange their eligible options. The exchange program was designed in the aggregate to be expense-neutral to our shareholders while reducing the overhang. Based on the assumptions described above, including an assumed $19.00 52-week high trading price of our common stock and a $9.00 share price, if all eligible options are exchanged, options to purchase approximately 26.9 million shares will be surrendered and cancelled, while replacement options covering approximately 3.7 million shares will be granted resulting in a net reduction in the equity award overhang by approximately 23.2 million shares. Following the exchange program, if all eligible options are exchanged, we will have approximately 61.3 million options outstanding, with a weighted average exercise price of $12.07 and a weighted average remaining term of 7.2 years. The total number of shares subject to outstanding equity awards as of December 5, 2008, including the replacement options, would be approximately 66.3 million shares. As of December 5, 2008, the total number of shares of Starbucks common stock outstanding was 733.4 million.

Text of Amendments to Existing Equity Plans

In order to permit the Company to implement the one-time stock option exchange program in compliance with its existing equity plans and applicable NASDAQ listing rules, the Compensation Committee recommended and the board approved amendments to the Company’s equity plans, subject to approval of the amendments by the Company’s shareholders. The Company is seeking shareholder approval to amend each of the Equity Plans to allow for the exchange program. The amendments would add a new Section 10(g), Section 3.5(i) and Section 5.10 to the 2005 Plan, the 1994 Plan and the 1991 Plan, respectively, which new sections will read as follows:

Notwithstanding any other provision of the Plan to the contrary, upon approval of the Company’s shareholders, the Committee may provide for, and the Company may implement, a one-time-only option exchange offer, pursuant to which certain outstanding Options could, at the election of the person holding such Option, be tendered to the Company for cancellation in exchange for the issuance of a lesser amount of Options with a lower exercise price, provided that such one-time-only option exchange offer is commenced within six months of the date of such shareholder approval.

Summary of the 2005 Plan

The following is a summary of the material terms of the 2005 Plan as proposed to be amended and is qualified in its entirety by reference to the 2005 Plan. A copy of the 2005 Plan prior to the amendment submitted for shareholder approval at this annual meeting may be found attached as exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on February 10, 2006.

Administration.  The Compensation Committee administers the 2005 Plan, with certain actions subject to the review and approval of the full board or a panel consisting of all of the independent directors. The Compensation Committee has full power and authority to determine when and to whom awards will be granted, including the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2005 Plan. In addition the Compensation Committee has the authority to interpret the 2005 Plan and the awards granted under the plan, and establish rules and regulations for the administration of the plan. The Compensation Committee may delegate the administration of the plan to the Company’s officers, including the maintenance of records of the awards and the interpretation of the terms of the awards.

Eligible Participants.  Any partner, officer, consultant or director providing services to the Company or to any affiliate of the Company, who is selected by the Compensation Committee, is eligible to receive awards under the 2005 Plan.

Shares Available for Awards.  The aggregate number of shares of common stock issuable under the 2005 Plan is 82,062,293. The aggregate number of shares of common stock which may be granted to any one participant in any one year under the 2005 Plan is 3.5 million. The maximum aggregate number of shares of common stock which may be granted as incentive stock options (“ISOs”) is 42 million. The Compensation Committee may adjust the aggregate number of shares reserved for issuance under the plan in the case of a stock dividend or other distribution, including a stock split, merger, extraordinary dividend, or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2005 Plan. If any shares of common stock subject to any award or to which an award relates, granted under the 2005 Plan or the prior plans, are forfeited, become unexercisable, or if any award terminates without the delivery of any shares, the shares of common stock previously set aside for such awards will be available for future awards under the 2005 Plan. The aggregate number of shares of common stock that may be issued under the 2005 Plan will be reduced by 2.1 for each share delivered in settlement of any award of restricted stock, restricted stock unit or stock appreciation right (“SAR”) and one share for each share delivered in settlement of an option.

Types of Awards and Terms and Conditions.  The 2005 Plan permits the grant of the following awards: (i) nonqualified stock options; (ii) incentive stock options; (iii) restricted stock; (iv) restricted stock units; and (v) SARs. Awards may be granted alone, in addition to, or in combination with any other award granted under the 2005 Plan.

Stock Options.  The holder of an option will be entitled to purchase a number of shares of common stock at a specified exercise price during a specified time period, all as determined by the Compensation Committee. The option exercise price may be payable either in cash or, at the discretion of the Compensation Committee, in shares of common stock having a fair market value on the exercise date equal to the exercise price.

Restricted Stock and Restricted Stock Units.  The holder of restricted stock will own shares of common stock subject to restrictions imposed by the Compensation Committee and subject to forfeiture to the Company if the holder does not satisfy certain requirements for a specified period of time. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Compensation Committee, to receive shares of common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the committee, provided that the holder has satisfied certain requirements.

Stock Appreciation Rights (SARs).  Participants may be granted tandem SARs (consisting of SARs with underlying options) and stand-alone SARs. The holder of a tandem SAR is entitled to elect between the exercise of the underlying option for shares of common stock or the surrender of the option in exchange for the receipt of a cash payment equal to the excess of the fair market value on the surrender date over the aggregate exercise price payable for such shares. The holder of stand-alone SARs will be entitled to receive the excess of the fair market value (on the exercise date) over the exercise price for such shares.

Change of Control.  In the event of a change of control of the Company (as defined in the 2005 Plan), subject to certain limitations and restrictions as more fully described in the 2005 Plan:

•	options and SARs may become fully vested and immediately exercisable;

•	restriction periods and restrictions imposed on restricted stock or restricted stock units that are not performance-based may lapse; and

•	restrictions and deferral limitations and other conditions applicable to other awards may lapse, and the awards may become free of restrictions, limitations or conditions and become fully vested and transferable.

Generally, accelerated vesting or lapse of restrictions on awards held by a partner will occur only if a partner’s employment is terminated within a year after a change in control, the acquiring company does not assume outstanding awards or substitute equivalent awards or other conditions in the 2005 Plan are satisfied.

Termination of Employment.  Vested awards granted under the 2005 Plan will expire, terminate, or otherwise be forfeited as follows:

•	three (3) months after termination of a participant, including voluntary termination by the participant, other than in the circumstances described below;

•	upon termination of a participant partner for misconduct (as defined in the 2005 Plan);

•	twelve (12) months after the date on which a participant, other than a non-employee director, suffers total or permanent disability (as defined in the 2005 Plan);

•	twelve (12) months after the death of a participant; or

•	thirty-six (36) months after the date of the participant’s retirement (as defined in the 2005 Plan).

Duration, Termination and Amendment.  The 2005 Plan will terminate on the tenth anniversary of the date the Company’s shareholders approved the plan, unless terminated by the board or the Compensation Committee earlier, or extended by an amendment approved by the Company’s shareholders. No awards may be made after the termination date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2005 Plan prior to the expiration may extend beyond the end of such period through the award’s normal expiration date. The board, and the Compensation Committee, may generally amend or terminate the plan as determined to be advisable. Shareholder approval may also be required for certain amendments by the Internal Revenue Code, the rules of NASDAQ, or rules of the SEC. The board or the Compensation Committee has specific authority to amend the plan without shareholder approval to comply with legal, regulatory and listing requirements and to avoid unanticipated consequences determined to be inconsistent with the purpose of the plan or any award agreement.

Transferability of Awards.  Unless otherwise provided by the Compensation Committee, awards under the 2005 Plan may only be transferred by will or the laws of descent and distribution. The committee may permit further transferability pursuant to conditions and limitations that it may impose, except that no transfers for consideration will be permitted.

Prohibition on Repricing Awards.  Without the approval of the Company’s shareholders, no option or SAR may be amended to reduce its exercise price or grant price and no option or SAR may be canceled and replaced with an option or SAR having a lower exercise price. However, upon approval of the Company’s shareholders of this proposal to amend the existing equity plans, the Compensation Committee may provide for, and the Company may implement, a one-time-only option exchange offer, pursuant to which certain outstanding options could, at the election of the person holding such option, be tendered to the Company for cancellation in exchange for the issuance of a lesser amount of options with a lower exercise price, provided that such one-time-only option exchange offer is commenced within six months of the date of such shareholder approval.

U.S. Federal Income Tax Consequences.  The following briefly describes the U.S. federal income tax consequences of the 2005 Plan generally applicable to the Company and to partners, officers and directors who are U.S. citizens. The discussion is general in nature and does not address issues relating to the tax circumstances of any individual partner, officer or director. The discussion is based on the Internal Revenue Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this proxy statement. The description is therefore subject to future changes in the law, possibly with retroactive effect. The description does not address the consequences of state, local or foreign tax laws.

Nonqualified Stock Options.  An optionee generally will not recognize any taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, the optionee generally will recognize taxable ordinary income equal to the difference between the amount the optionee received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date and the option exercise price.

Incentive Stock Options.  An optionee generally will not recognize taxable income upon the grant of an incentive stock option. If an optionee exercises an incentive stock option during employment or within three months after his or her employment ends other than as a result of death (12 months in the case of disability), the optionee will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the optionee generally will have taxable income for alternative minimum tax purposes at the time as if the option were a nonqualified stock option). If an optionee sells or exchanges the shares after the later of (a) one year from the date the optionee exercised the option and (b) two years from the grant date of the option, the optionee will recognize long-term capital gain or loss equal to the difference between the amount the optionee received in the sale or exchange and the option exercise price. If the optionee disposes of the shares before these holding period requirements are satisfied, the disposition will constitute a disqualifying disposition, and the optionee generally will recognize taxable ordinary income in the year of disposition equal to the excess, as of the date of exercise of the option, of the fair market value of the shares received over the option exercise price (or, if less, the excess of the amount realized on the sale of the shares over the option exercise price). Additionally, the optionee will have long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received upon disposition of the shares and the option exercise price increased by the amount of ordinary income, if any, the optionee recognized.

With respect to both nonqualified stock options and incentive stock options, special rules apply if an optionee uses shares already held by the optionee to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the optionee.

Stock Appreciation Rights (SARs).  The recipient of a SAR generally will not recognize taxable income upon the grant or vesting of an SAR with a grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of an SAR, the holder generally recognize taxable ordinary income equal to the difference between the fair market value of the underlying shares on the date of exercise and the grant price of the SAR.

Tax Consequences to the Company.  In the foregoing cases, the Company generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to the limitations imposed under the Internal Revenue Code.

Tax Withholding.  The Company is authorized to withhold from any award granted or payment due under the 2005 Plan the amount of any withholding taxes due in respect of the award and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. The Compensation Committee is authorized to establish procedures for election by participants to satisfy their obligations for the payment of withholding taxes by delivery of shares of Starbucks common stock or by directing the Company to retain stock otherwise deliverable in connection with the award.

Plan Benefits

All awards to partners, officers, consultants or directors under the 2005 Plan are made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the 2005 Plan are not determinable at this time. However, please refer to the description of grants made to our named executive officers in the last fiscal year described in the “Fiscal 2008 Grants of Plan-Based Awards” table. Grants made to our non-employee directors in the last fiscal year are described in “Compensation of Directors.” For further information regarding the potential benefits and amounts for participants in connection with the exchange program, see “Plan Benefits Relating to the Exchange Program.”

Shareholder Approval

This proposal to amend the 2005 Plan, the 1994 Plan and the 1991 Plan will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. If Starbucks shareholders approve this proposal, the board and Compensation Committee intend to commence the exchange program as soon as practicable after the annual meeting. If Starbucks shareholders do not approve this proposal, the exchange program will not take place.

FOR THE FOREGOING REASONS, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE COMPANY’S EXISTING EQUITY PLANS TO ALLOW FOR A ONE-TIME STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES OTHER THAN DIRECTORS AND EXECUTIVE OFFICERS.

PROPOSAL 3 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed to us by Deloitte for fiscal 2008 and fiscal 2007:

	Fiscal 2008	Fiscal 2007

Audit Fees	$4,927,000	$5,751,000
Audit-Related Fees	112,000	152,000
Tax Fees	156,000	116,000
All Other Fees	—	—

Total	$5,195,000	$6,019,000

Audit Fees consist of fees paid to Deloitte for:

•	the audit of the Company’s annual financial statements included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q;

•	the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; and

•	services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit Fees. This category includes fees related to audit and attest services not required by statute or regulations, due diligence related to mergers, acquisitions and investments and consultations concerning financial accounting and reporting standards.

Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, return preparation, tax audits and customs and duties.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Deloitte and has concluded that it is.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation for and overseeing Deloitte’s work. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by Deloitte. The policy is available at www.starbucks.com/aboutus/corporate_governance.asp. The policy provides for the general pre-approval of specific types of services and gives detailed guidance to management as to the specific services that are eligible for general pre-approval, and provides specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The Audit Committee’s charter delegates to its chair the authority to address any requests for pre-approval of services between Audit Committee meetings, and the chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve any permitted services.

Requests for pre-approval for services that are eligible for general pre-approval must be submitted to our controller and be detailed as to the services to be provided and the estimated total cost. The controller then determines whether the services requested fall within the detailed guidance of the Audit Committee in the policy as to the services eligible for general pre-approval. Deloitte and management must report to the Audit Committee on a timely basis regarding the services provided by Deloitte in accordance with general pre-approval.

None of the services related to the Audit-Related Fees or Tax Fees described above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

The Audit Committee requests that shareholders ratify its selection of Deloitte to serve as our independent registered public accounting firm for fiscal 2009. Deloitte audited our consolidated financial statements for fiscal 2008 and audited our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects for fiscal 2008. Representatives of Deloitte will be present at the annual meeting and will have an opportunity to make a statement if they so desire and to respond to questions by shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2009.

OTHER BUSINESS

The board of directors knows of no other matters to be brought before the annual meeting. If any other matters are properly brought before the annual meeting, however, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

Pursuant to SEC Rule 14a-8, shareholder proposals intended for inclusion in our fiscal 2009 proxy statement and acted upon at our 2010 Annual Meeting of Shareholders (the “2010 Annual Meeting”) must be received by us at our executive offices at 2401 Utah Avenue South, Mail Stop S-LA1, Seattle, Washington 98134, Attention: Corporate Secretary, on or prior to September 24, 2009.

Shareholder proposals submitted for consideration at the 2010 Annual Meeting but not submitted for inclusion in our fiscal 2009 proxy statement pursuant to SEC Rule 14a-8, including shareholder nominations for candidates for election as directors, generally must be delivered to the Corporate Secretary at our executive offices not less than 120 days nor more than 150 days before the first anniversary of the date of the 2009 Annual Meeting. As a result, any notice given by a shareholder pursuant to the provisions of our bylaws (other than notice pursuant to SEC Rule 14a-8) must be received no earlier than October 19, 2009, and no later than November 18, 2009. However, if the date of the 2010 Annual Meeting occurs more than 30 days before or more than 60 days after March 18, 2010, notice by the shareholder of a proposal must be delivered not earlier than the close of business on the 150th day prior to the date of such annual meeting and not later than the close of business on the later of the 120th day prior to the date of such annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which we first make a public announcement of the date of the annual meeting. Shareholder proposals must include the specified information concerning the proposal or nominee as described in our bylaws.

SHAREHOLDERS SHARING THE SAME ADDRESS

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, we will deliver only one copy of our Notice of Internet Availability of Proxy Materials, and for those shareholders that received a paper copy of proxy materials in the mail, one copy of our fiscal 2008 Annual Report to Shareholders and this proxy statement, to multiple shareholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected shareholder. Shareholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing costs, mailing costs and fees, and also supports our environmental goals set forth in our annual report on Corporate Social Responsibility.

The fiscal 2008 Annual Report to Shareholders and this proxy statement are available at our web site at http://investor.starbucks.com. Additionally, and in accordance with SEC rules, you may access our proxy statement at http://bnymellon.mobular.net/bnymellon/sbux, which does not have “cookies” that identify visitors to the site. We will deliver promptly upon written or oral request a separate copy of the annual report and this proxy statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or this proxy statement, contact us at:

Investor Relations
Starbucks Corporation
2401 Utah Avenue South, Mail Stop: FP1
Seattle, Washington 98134-1435
(206) 318-7118
investorrelations@starbucks.com
http://investor.starbucks.com

If you are a shareholder, share an address and last name with one or more other shareholders and would like to revoke your householding consent or you are a shareholder eligible for householding and would like to participate in householding, please contact Broadridge, either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

The fiscal 2008 Annual Report to Shareholders, including our 2008 10-K (which is not a part of our proxy soliciting materials), is being mailed with this proxy statement to those shareholders that received a copy of the proxy materials in the mail. For those shareholders that received the Notice of Internet Availability of Proxy Materials, this proxy statement and our fiscal 2008 Annual Report to Shareholders are available at our web site at http://investor.starbucks.com. Additionally, and in accordance with SEC rules, you may access our proxy statement at http://bnymellon.mobular.net/bnymellon/sbux, which does not have “cookies” that identify visitors to the site. The 2008 10-K and the exhibits filed with it are available at our web site at http://investor.starbucks.com. Upon request by any shareholder to Investor Relations at the address listed above, we will furnish a copy of any or all exhibits to the 2008 10-K.

By order of the board of directors,

Paula E. Boggs
secretary

Seattle, Washington
January 22, 2009

Ticketing and Transportation Information for the Starbucks Corporation
2009 Annual Meeting of Shareholders
on
Wednesday, March 18, 2009
at
10 a.m. (Pacific Time)
Marion Oliver McCaw Hall at Seattle Center
321 Mercer Street Seattle, Washington 98109

As noted above, if you received the Notice of Internet Availability of Proxy Materials, the Notice will serve as an admission ticket for one shareholder to attend the Annual Meeting of Shareholders. If you received a paper copy of the proxy materials by mail, the proxy statement includes an admission ticket for one shareholder to attend the Annual Meeting of Shareholders. Each shareholder must present the Notice, an admission ticket or other proper form of documentation (as noted in the section “Annual Meeting Information”) to be admitted. Doors open at 8 a.m. (Pacific Time).

Please note: As always, we anticipate a large number of attendees at the Annual Meeting of Shareholders. This year, seating will be limited to McCaw Hall only, and we cannot guarantee seating for all shareholders. Shareholders may also log onto a live webcast of the meeting; please see details on our Investor Relations web site at http://investor.starbucks.com.

Directions from Interstate 5 (I-5) to the Mercer Street Garage:  Take Exit 167, the Mercer Street/Seattle Center exit. Following the signs to Seattle Center, turn right onto Fairview Avenue; turn left onto Valley Street, stay in the center or left lanes; Valley becomes Broad Street; turn right on Fifth Avenue North; turn left on Roy Street; turn left on Third Avenue North and left into the parking garage.

Parking:  Parking is available in the Mercer Street Garage, which is located directly across from McCaw Hall. Please refer to the map below for additional parking locations at Seattle Center.

For more information on local transportation to the Annual Meeting of Shareholders, please visit www.seattlecenter.com/transportation.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please mark your votes as	☒
indicated in this example

1. Election of Directors		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN	FOR	AGAINST	ABSTAIN

1.1	Howard Schultz	☐	☐	☐	1.7	Sheryl Sandberg	☐	☐	☐
2.  Company proposal to approve amendments to existing equity plans to allow for a one-time stock option exchange program for employees other than directors and executive officers.

3.  Company proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2009.
										☐ ☐	☐ ☐	☐ ☐

1.2	Barbara Bass	☐	☐	☐	1.8	James G. Shennan, Jr.	☐	☐	☐

1.3	William W. Bradley	☐	☐	☐	1.9	Javier G. Teruel	☐	☐	☐

1.4	Mellody Hobson	☐	☐	☐	1.10	Myron E. Ullman, III	☐	☐	☐

1.5	Kevin R. Johnson	☐	☐	☐	1.11	Craig E. Weatherup	☐	☐	☐

1.6	Olden Lee	☐	☐	☐

This proxy, when properly signed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

Mark Here for Address ☐ Change or Comments SEE REVERSE

Signature	Signature	Date	, 2009

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Important notice regarding the Internet availability of proxy materials for the 2009 Annual Meeting of Shareholders
The Proxy Statement and the Fiscal 2008 Annual Report to Shareholders are available at:
http://bnymellon.mobular.net/bnymellon/sbux

INTERNET
http:// www.proxyvoting.com/sbux
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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PROXY
FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS OF
STARBUCKS CORPORATION
This Proxy Is Solicited On Behalf Of The Board Of Directors
          The undersigned hereby appoints Howard Schultz and Paula E. Boggs (collectively, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Starbucks Corporation (the “Company”) to be held at Marion Oliver McCaw Hall on Wednesday, March 18, 2009 at 10:00 a.m. (Pacific Time) and at any adjournments thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment thereof.

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments (Mark the corresponding box on the reverse side)	P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

▲ FOLD AND DETACH HERE ▲
You can now access your Starbucks Corporation account online.
Access your Starbucks Corporation shareholder account online via Investor ServiceDirect® (ISD).
The transfer agent for Starbucks Corporation now makes it easy and convenient to get current information on your shareholder account.

• View account status	• Make address changes
• View certificate history	• Obtain a duplicate 1099 tax form
• View book-entry information	• Establish/change your PIN
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm Eastern Time
Monday-Friday
www.bnymellon.com/shareowner/isd
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-888-835-2866
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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